UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240 14a-12

BREITBURN ENERGY PARTNERS L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

April 25, 2014

TO THE LIMITED PARTNERS OF BREITBURN ENERGY PARTNERS L.P.:

We cordially invite you to the Annual Meeting of Limited Partners (the “Annual Meeting”) of BreitBurn Energy Partners L.P. (the “Partnership”). The Annual Meeting will be held on June 19, 2014, at 10:00 a.m., Pacific Daylight Time, at The Westin Bonaventure Hotel, Hollywood Room, 404 S. Figueroa Street, Los Angeles, California 90071.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. At the Annual Meeting, you will be asked to vote on (1) the election of two directors, Randall H. Breitenbach and David B. Kilpatrick, to the Board of Directors of BreitBurn GP, LLC, the general partner of the Partnership (the “General Partner”), to serve for a three-year term that will expire in 2017 at the 2017 annual meeting of limited partners (“Class III Directors”), or until their successors are duly elected and qualified; (2) an advisory (non-binding) proposal to approve the compensation of our General Partner’s named executive officers (the “Say-on-Pay Proposal”); and (3) the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014. You will also be asked to transact such other business as may properly come before the Annual Meeting, or any postponements or adjournments thereof.

Our General Partner’s Board of Directors unanimously recommends that you vote “FOR ALL” of the Class III Directors nominated for reelection, “FOR” the Say-on-Pay Proposal, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

To be certain that your common units are voted at the Annual Meeting, whether or not you plan to attend in person, you should vote your common units as soon as possible. Your vote is important. You may vote by telephone, Internet or mail. To vote by telephone, call 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you call and follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

At the Annual Meeting, our management team will review our performance during the past year and discuss our plans for the future. An opportunity will be provided for questions by the unitholders. You will have an additional opportunity to meet with management. I hope you will be able to join us.

Sincerely,

John R. Butler, Jr.
Chairman of the Board of BreitBurn GP, LLC, general partner of BreitBurn Energy Partners L.P.

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

NOTICE OF ANNUAL MEETING OF LIMITED PARTNERS

April 25, 2014

TO THE LIMITED PARTNERS OF BREITBURN ENERGY PARTNERS L.P.:

You are invited to the Annual Meeting of Limited Partners (the “Annual Meeting”) of BreitBurn Energy Partners L.P. (the “Partnership”), which will be held at 10:00 a.m., Pacific Daylight Time, on June 19, 2014, at The Westin Bonaventure Hotel, Hollywood Room, 404 S. Figueroa Street, Los Angeles, California 90071, for the following purposes:

1.	To elect two directors, Randall H. Breitenbach and David B. Kilpatrick, to the Board of Directors of BreitBurn GP, LLC, the general partner of BreitBurn Energy Partners L.P. (the “General Partner”), to serve for a three-year term that will expire in 2017 at the 2017 annual meeting of limited partners (“Class III Directors”), or until their successors are duly elected and qualified;

2.	To vote on an advisory (non-binding) proposal to approve the compensation of our General Partner’s named executive officers (the “Say-on-Pay Proposal”);

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014; and

4.	To transact such other business as may properly come before the Annual Meeting, or any postponements or adjournments thereof.

The Board of Directors of our General Partner has fixed the close of business on April 25, 2014 as the record date for the determination of unitholders entitled to notice of, and to vote at, the Annual Meeting. Only unitholders of record as of the close of business on such date are entitled to notice of, and to vote at, the Annual Meeting.

We encourage you to take part in the affairs of the Partnership either by voting in person, by telephone, by Internet or by executing and returning the enclosed proxy.

By Order of the Board of Directors of the General Partner,

Gregory C. Brown
Executive Vice President, General Counsel and Chief Administrative Officer of BreitBurn GP, LLC, general partner of BreitBurn Energy Partners L.P.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 19, 2014

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting,

a form of proxy, and the 2013 Annual Report to Unitholders, which  includes the Annual Report on Form 10-K for the year ended December 31, 2013, are available at http://www.proxyvote.com.

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

ANNUAL MEETING OF LIMITED PARTNERS

The Annual Meeting of Limited Partners of BreitBurn Energy Partners L.P. will be held at

The Westin Bonaventure Hotel

Hollywood Room

404 S. Figueroa Street

Los Angeles, California 90071

on June 19, 2014, at 10:00 a.m., Pacific Daylight Time

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your common units by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your common units at the Annual Meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce our postage and proxy tabulation costs. If you prefer, you can vote by mail by returning the enclosed proxy card in the enclosed addressed, prepaid envelope.

VOTE BY INTERNET	VOTE BY TELEPHONE
http://www.proxyvote.com/ 24 hours a day / 7 days a week	1-800-690-6903 via touch-tone phone toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:	INSTRUCTIONS:

Read the accompanying proxy statement and proxy card. Go to the following website: http://www.proxyvote.com	Read the accompanying proxy statement and proxy card. Call the toll-free 800 number above.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until
11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Have your proxy card in hand when you call and follow the instructions.

PLEASE DO NOT RETURN THE ENCLOSED PAPER PROXY IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

i

BREITBURN ENERGY PARTNERS L.P.

515 South Flower Street

Suite 4800

Los Angeles, California 90071

GENERAL

References in this proxy statement to “the Partnership,” “we,” “our,” “us” or like terms refer to BreitBurn Energy Partners L.P. and its subsidiaries. References in this proxy statement to “PCEC” or the “Predecessor” refer to Pacific Coast Energy Company LP, formerly named BreitBurn Energy Company L.P., our predecessor, and its predecessors and subsidiaries. References in this proxy statement to the “General Partner” refer to BreitBurn GP, LLC, our general partner and our wholly owned subsidiary. References in this proxy statement to the “Board” refer to the Board of Directors of the General Partner. References in this proxy statement to “The Strand Energy Company” refer to a corporation formerly named BreitBurn Energy Corporation and 74% owned by Halbert S. Washburn and Randall H. Breitenbach, the Chief Executive Officer and the Vice Chairman of the Board of Directors of the General Partner, respectively. References in this proxy statement to “BreitBurn Management” refer to BreitBurn Management Company, LLC, our administrative manager and wholly owned subsidiary. References in this proxy statement to the “Partnership Agreement” refer to our First Amended and Restated Agreement of Limited Partnership, dated as of October 10, 2006, as amended by Amendment No. 1, dated as of June 17, 2008, Amendment No. 2, dated as of April 7, 2009, Amendment No. 3, dated as of August 27, 2009, Amendment No. 4, dated as of April 5, 2010, and Amendment No. 5, dated as of October 30, 2013. References in this proxy statement to “common units” refer to common units representing limited partner interests in the Partnership. References in this proxy statement to “unitholders” or “limited partners” refer to limited partners of the Partnership owning our common units.

This proxy statement contains information related to our Annual Meeting of Limited Partners to be held on June 19, 2014 (the “Annual Meeting”), beginning at 10:00 a.m., Pacific Daylight Time, at The Westin Bonaventure Hotel, Hollywood Room, 404 S. Figueroa Street, Los Angeles, California 90071, and at any postponements or adjournments thereof. This proxy statement and the accompanying proxy card, which are accompanied by our annual report to unitholders, will first be mailed to unitholders on or about May 8, 2014. Our annual report to unitholders includes our Annual Report on Form 10-K for the year ended December 31, 2013 (the “2013 Annual Report”). Unitholders are referred to the 2013 Annual Report for financial and other information about our business. The 2013 Annual Report is not incorporated by reference into this proxy statement and is not deemed to be a part of this proxy statement.

ABOUT THE ANNUAL MEETING

Who sent me this proxy statement?

The Board sent you this proxy statement and proxy card. We will pay for the solicitation of your proxy. In addition to this solicitation by mail, proxies may be solicited by the directors, officers and other employees of our General Partner and our affiliates by telephone, Internet, facsimile, in person or otherwise. These people will not receive any additional compensation for assisting in the solicitation. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units. We will reimburse those people and our transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We will also bear the entire cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to unitholders. We have retained Broadridge Financial Solutions, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, provide voting and tabulation services and serve as inspector of election at the Annual Meeting for an estimated cost of $150,000.

Why did I receive this proxy statement and proxy card?

You received this proxy statement and proxy card from us because you owned our common units as of the record date, April 25, 2014, and, as a result, you are entitled to elect directors to serve on the Board and to vote on the other proposals to be voted on at the Annual Meeting. This proxy statement contains important information for you to consider when deciding whether and/or how to vote on the various proposals to be voted on at the Annual Meeting, including the election of directors and ratification of the selection of our independent registered public accounting firm. Please read this proxy statement carefully.

What is a proxy?

A proxy is your legal designation of another person to vote the common units that you own. That other person is also called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Halbert S. Washburn and Gregory C. Brown, or either of them, each with power of substitution, have been appointed by the Board as proxies for the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about the Board.

What does it mean if I receive more than one proxy card?

Your receipt of more than one proxy card means that you have multiple accounts with our transfer agent and/or with a brokerage firm, bank or other nominee. If voting by mail, please sign and return all proxy cards to ensure that all of your common units are voted. Each proxy card represents a discrete number of common units and it is the only means by which those particular common units may be voted by proxy.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our unitholders will act upon the matters outlined in the Notice of Annual Meeting, including the election of the Class III Directors, the Say-on-Pay Proposal and the ratification of the appointment of our independent registered public accounting firm, as well as such other business as may properly come before the Annual Meeting, or any postponements or adjournments thereof.

What is the difference between a unitholder of record and a unitholder who holds common units in “street name”?

Most of our unitholders hold their common units through a brokerage firm, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between common units held of record and those held beneficially through a brokerage account, bank or other nominee.

•

Unitholder of Record. If your common units are registered directly in your name with our transfer agent, you are considered, with respect to those common units, the “unitholder of record,” and these proxy materials are being sent directly to you by us. As the unitholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

•

Street Name. If your common units are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of common units held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those common units, the unitholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the unitholder of record, you may not vote these common units in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the common units. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your common units.

What is the record date and what does it mean?

The record date established by the Board for the Annual Meeting is April 25, 2014. Unitholders of record at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Each of our common units Outstanding (as defined in the Partnership Agreement) as of the close of business on April 25, 2014, the record date, is entitled to one vote per common unit at the Annual Meeting, subject to certain exceptions as described below under the heading “Voting Requirements for the Annual Meeting.”

As of the record date, 119,636,276 of our common units were Outstanding, all of which are entitled to vote at the Annual Meeting.

Who can attend the Annual Meeting?

All unitholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

Common units held directly in your name as the unitholder of record can be voted in person at the Annual Meeting. Common units held in street name (for example, at your brokerage account) may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the common units. In addition, if you plan to vote in person at the Annual Meeting, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the Annual Meeting in person, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

What constitutes a quorum?

The holders of a majority of the Outstanding (as defined in the Partnership Agreement) common units on the record date, represented in person or by proxy, will constitute a quorum, subject to certain exceptions as described below under the heading “Voting Requirements for the Annual Meeting.” As of April 25, 2014, there were 119,636,276 Outstanding common units. Consequently, holders of at least 59,818,139 common units must be present either in person or by proxy to establish a quorum for the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the Annual Meeting for purposes of establishing a quorum.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, or properly transmit your vote by telephone or electronically as described below, your common units will be voted as you direct. If you are a unitholder of record and attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot using a form provided at the Annual Meeting. Street name unitholders who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their common units. Even if you plan to attend the Annual Meeting, your plans may change; thus, we recommend you complete, sign and return your proxy card or vote by telephone or electronically in advance of the Annual Meeting.

You may vote by telephone by calling 1-800-690-6903 using a touch-tone phone to transmit your voting instructions up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you call and follow the instructions. To vote electronically, access http://www.proxyvote.com over the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (EDT) the day before the Annual Meeting date. Your proxy card has a control number that you must have to receive access to vote. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. To vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

May I vote confidentially?

Yes. We treat all unitholder meeting proxies and ballots confidentially if the unitholder has requested confidentiality on the proxy or ballot.

Can I change my vote after I return my proxy card?

Yes. If you are a unitholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	timely delivering a valid, later-dated executed proxy card;

•

giving written notice of revocation to BreitBurn Energy Partners L.P., Attention: Investor Relations, 515 South Flower Street, Suite 4800, Los Angeles, California 90071, no later than later than 11:59 p.m. (EDT) on June 18, 2014; or

•	attending the Annual Meeting and voting your common units in person; however, attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

If you are a street name unitholder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

What are the recommendations of the Board?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The recommendations of the Board are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	“FOR ALL” of the Class III Directors nominated for reelection to the Board;

•	“FOR” the Say-on-Pay Proposal; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, at their own discretion.

What are “abstentions” and “broker non-votes” and how are these votes treated?

An “abstention” occurs when a unitholder is present at the Annual Meeting but fails to vote or voluntarily withholds his or her vote for any of the matters upon which the unitholders are voting. Abstentions are considered “present” and are included in the quorum calculations.

If you hold your common units in street name, you will receive instructions from your brokers or other nominees describing how to vote your common units yourself or, in the alternative, how to direct your brokers or other nominees to vote your common units held in street name. If you do not vote your common units held in street name yourself and if you do not instruct your brokers or nominees how to vote your common units, they may vote your common units as they decide as to each matter for which they have discretionary authority under stock exchange rules. The election of directors (Proposal 1) and the Say-on-Pay Proposal (Proposal 2) are non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote unless they receive timely instructions from you. As such, for Proposals 1 and 2 to be voted on at the Annual Meeting, you must provide timely instructions on how the broker or other nominee should vote your common units. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your common units, and the broker or other nominee indicates it does not have authority to vote such common units on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters, and, as such, broker non-votes will not be counted as a vote “FOR” or “AGAINST” the election of directors and the Say-on-Pay Proposal. The ratification of the appointment of our independent registered public accounting firm as our independent auditors for the year ending December 31, 2014 (Proposal 3) is a discretionary matter on which brokers and other nominees may vote in the absence of timely instructions from you.

What are my voting choices when voting for Class III Director nominees and what vote is needed to elect the nominees?

In the vote on the election of the Class III Director nominees, you may:

•	vote “FOR ALL” as to all nominees;

•	vote “WITHHOLD ALL” as to all nominees; or

•	vote “FOR ALL EXCEPT” as to specific nominees.

The Board recommends a vote “FOR ALL” of the nominees.

Please see “Voting Requirements for the Annual Meeting” for an explanation of the vote needed to elect the Class III Directors.

What are my voting choices when voting on the Say-on-Pay Proposal and what vote is needed to approve the proposal?

In the vote on the Say-on-Pay Proposal, you may:

•	vote “FOR” the proposal;

•	vote “AGAINST” the proposal; or

•	“ABSTAIN” from voting on the proposal.

The Board recommends a vote “FOR” the proposal.

Please see “Voting Requirements for the Annual Meeting” for an explanation of the vote needed to approve the Say-on-Pay Proposal.

What are my voting choices when voting on the ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP, you may:

•	vote “FOR” the ratification;

•	vote “AGAINST” the ratification; or

•	vote “ABSTAIN” on the ratification.

The Board recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Please see “Voting Requirements for the Annual Meeting” for an explanation of the vote needed to approve this proposal.

What if I do not specify a choice for a matter when returning my proxy?

You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted “FOR ALL” of the Class III Director nominees, “FOR” the Say-on-Pay Proposal, and “FOR” the proposal to ratify the appointment of Pricewaterhouse Coopers LLP as our independent registered public accounting firm for the year ending December 31, 2014.

Do I have dissenters’ rights of appraisal?

We are a limited partnership under the laws of the State of Delaware, including the Delaware Revised Uniform Limited Partnership Act. Under those laws, dissenters’ rights are not available to our unitholders with respect to the matters to be voted upon at the Annual Meeting.

Who counts the votes?

Broadridge Financial Solutions will tabulate the votes and will act as the independent inspector of election.

Whom should I contact with questions?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Investor Relations Department in writing at 515 South Flower Street, Suite 4800, Los Angeles, California 90071 or by telephone at (213) 225-5900.

Where may I obtain additional information about BreitBurn Energy Partners L.P.?

We refer you to our 2013 Annual Report for additional information about us. Our 2013 Annual Report is included with your proxy materials. You may receive additional copies of our 2013 Annual Report at no charge through the Investor Relations section of our website at http://www.breitburn.com. This proxy statement, a form of proxy and our 2013 Annual Report are also available at http://www.proxyvote.com. You may receive additional copies of our 2013 Annual Report or proxy statement at no charge, or request to receive any additional information or directions to the Annual Meeting to be able to vote in person, by contacting our Investor Relations Department in writing at 515 South Flower Street, Suite 4800, Los Angeles, California 90071 or by telephone at (213) 225-5900. In order to facilitate timely delivery of such additional proxy materials, such a request must be made by June 5, 2014, as we are unable to guarantee the timely delivery of additional proxy materials for requests made after this date.

How do I get to the Annual Meeting?

The Annual Meeting will be held at The Westin Bonaventure Hotel, Hollywood Room, 404 S. Figueroa Street, Los Angeles, California 90071, which is located in downtown Los Angeles. The hotel is bounded on the west by S. Figueroa Street, on the east by S. Flower Street, on the north by W. 4th Street and on the south by W. 5th Street.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF LIMITED PARTNERS

TO BE HELD ON JUNE 19, 2014

The Notice of Annual Meeting of Limited Partners, the Proxy Statement for the Annual Meeting, including a form of proxy, and the 2013 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2013, are available at http://www.proxyvote.com.

VOTING REQUIREMENTS FOR THE ANNUAL MEETING

Right to Vote and Related Matters

Only those record holders of our common units on April 25, 2014, the record date for the Annual Meeting (subject to the limitations contained in the definition of “Outstanding” and in Section 13.4(b) in the Partnership Agreement), are entitled to notice of, and to vote at, the Annual Meeting, or to act with respect to matters as to which the holders of the Outstanding common units have the right to vote or to act. All references in this proxy statement to votes of, or other acts that may be taken by, the Outstanding common units are deemed to be references to the votes or acts of the record holders of such Outstanding common units. As of the record date, 119,636,276 of our common units were Outstanding, all of which are entitled to vote at the Annual Meeting.

Pursuant to the Partnership Agreement, each holder of our Outstanding common units as of the close of business on the record date is entitled to one vote per unit at the Annual Meeting, subject to the exceptions described below. As defined in the Partnership Agreement, “Outstanding” means, with respect to Partnership Securities (as defined in the Partnership Agreement), all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any person or group (other than our General Partner or its affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such person or group cannot be voted on any matter, except with respect to the election of directors to the Board, and are not considered to be Outstanding when sending notices of a meeting of limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under the Partnership Agreement, except that common units so owned are considered to be Outstanding for purposes of Section 11.1(b)(iv) of the Partnership Agreement relating to the voluntary withdrawal of our General Partner (such common units are not, however, treated as a separate class of Partnership Securities for purposes of the Partnership Agreement). However, the foregoing limitation does not apply to (1) any person or group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from our General Partner or its affiliates, (2) any person or group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a person or group described in clause (1) provided that our General Partner has notified such person or group in writing that such limitation does not apply, or (3) any person or group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board.

With respect to the election of directors to the Board, (1) we and our General Partner will not be entitled to vote common units that are otherwise entitled to vote at any meeting of the limited partners, and (2) if at any time any person or group beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, then all Partnership Securities owned by such person or group in excess of 20% of the Outstanding Partnership Securities of the applicable class may not be voted, and in each case, the foregoing common units will not be counted when calculating the required votes for such matter and will not be deemed to be Outstanding for purposes of determining a quorum for such meeting. Such common units will not be treated as a separate class of Partnership Securities for purposes of the Partnership Agreement.

With respect to common units that are held for a person’s account by another person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing) in whose name such common units are registered, such other person must, in exercising the voting rights in respect of such common units on any matter, and unless the arrangement between such persons provides otherwise, vote such common units in favor of, and at the direction of, the person who is the beneficial owner, and the Partnership is entitled to assume it is so acting without further inquiry.

Quorum

Subject to the 20% limitations described above, the holders of a majority of the Outstanding common units on the record date, represented in person or by proxy, will constitute a quorum at the Annual Meeting, unless any such action by the limited partners requires approval by holders of a greater percentage of such common units, in which case the quorum will be such greater percentage. Proxies received but marked as abstentions and broker non-votes will be included in the number of common units considered to be present at the Annual Meeting. The limited partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough limited partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding common units specified in the Partnership Agreement (including Outstanding common units deemed owned by our General Partner, if any). In the absence of a quorum, the Annual Meeting may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding common units entitled to vote at the Annual Meeting (including Outstanding common units deemed owned by our General Partner, if any) represented either in person or by proxy, but no other business may be transacted, except as otherwise provided in the Partnership Agreement.

Required Vote for the Election of Class III Directors

Pursuant to the Partnership Agreement, the directors of the Board of our General Partner are elected by a plurality of the votes cast by the unitholders entitled to vote at the Annual Meeting. This means that the two Class III Director nominees receiving the highest number of affirmative votes at the Annual Meeting will be elected. Withholding votes, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but otherwise will have no effect on the election of a director nominee. You may not cumulate your votes in the election of directors.

Required Vote for the Say-on-Pay Proposal

Pursuant to the Partnership Agreement, the Say-on-Pay Proposal will require approval by the holders of a majority of the Outstanding common units entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal, while broker non-votes will not be entitled to vote with respect to the Say-on-Pay Proposal and, therefore, will not be considered in determining whether the required vote on this proposal has been obtained.

Required Vote for the Ratification of the Audit Committee’s Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Year Ending December 31, 2014

Pursuant to the Partnership Agreement, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2014 will require approval by the holders of a majority of the Outstanding common units entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as votes “AGAINST” the proposal. Because brokers and other nominees will have discretion to vote common units without the direction of their clients with respect to this proposal, there will not be any broker non-votes with respect to this proposal.

PROPOSALS PRESENTED FOR UNITHOLDER VOTE

PROPOSAL 1:

ELECTION OF TWO CLASS III DIRECTORS TO SERVE A THREE-YEAR TERM UNTIL THE 2017

ANNUAL MEETING

The Board is comprised of six directors. The Board has been divided into three classes: Class I, Class II and Class III. The directors designated in the Fourth Amended and Restated Limited Liability Company Agreement of our General Partner (the “Limited Liability Company Agreement”) to Class III are serving a term that expires at the Annual Meeting. The directors designated to Class I are serving for a term that expires at the annual meeting to be held in 2015. The directors designated to Class II are serving a term that expires at the annual meeting to be held in 2016. Successors to the class of directors whose term expires at an annual meeting will be elected for a three-year term, or until their successors are duly elected and qualified.

The two Class III Board members whose terms expire at the Annual Meeting are Randall H. Breitenbach and David B. Kilpatrick. The Board recommends the approval of the election of Messrs. Breitenbach and Kilpatrick to serve as Class III Directors for a term of three years, until the Partnership’s annual meeting to be held in 2017, or until their successors are duly elected and qualified. Certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole are described below in each director’s biographical information under the heading “Board of Directors and Executive Officers.”

Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote “FOR ALL” of the nominees listed above. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board. Unitholders may not cumulate their votes in the election of directors.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” OF THE CLASS III DIRECTOR NOMINEES.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires that we provide our unitholders the opportunity to vote on an advisory (non-binding) proposal to approve the compensation of the named executive officers of our General Partner as reported in this proxy statement.

Summary

We are asking our unitholders to provide advisory approval of the compensation of the named executive officers (which consist of the Chief Executive Officer, the Chief Financial Officer and the next three highest paid executive officers) of our General Partner, as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement. The Board believes that our long-term success depends in large measure on our ability to attract and retain qualified personnel. Our executive compensation program plays a significant role in our ability to attract, retain and motivate the highest quality executive officers. The program directly links executive compensation to performance, aligning the interests of the executive officers with those of our unitholders through long-term incentive awards in the form of unit-based awards granted under our long-term incentive plan and annual cash bonuses awarded under our short-term incentive plan. The following is a summary of some of the key elements of our executive compensation program. Unitholders are urged to read and review carefully the “Compensation Discussion and Analysis” section of this proxy statement and the tabular and other disclosures on executive compensation that follow, which discuss in detail how our compensation policies and procedures implement our compensation philosophy.

We emphasize pay-for-performance. We believe that a significant portion of the compensation of our General Partner’s executive officers should be variable and at risk and tied to performance. The short-term incentive plan rewards annual performance based on the Compensation and Governance Committee’s evaluation of Partnership and individual performance. Although in 2013, we did not meet our core strategic goals with respect to the generation of distributable cash flow and with respect to operating performance, we achieved the following significant 2013 accomplishments under the short-term incentive plan:

•

We completed acquisitions of oil and gas properties and related assets in the Oklahoma Panhandle in July 2013 and in the Permian Basin in Texas in December 2013 for a total of approximately $1.18 billion;

•	We successfully completed two equity offerings and issued a total of 33.93 million common units with net proceeds of approximately $618.2 million;

•	In November 2013, we successfully issued $400 million in aggregate principal amount of 7.875% Senior Notes due 2022 with net proceeds of approximately $393.3 million;

•	We increased our year-over-year production by 32%;

•	Our monthly distributions attributable to the fourth quarter 2013 increased the annualized rate to $1.97 from an annualized rate of $1.88 for the fourth quarter 2012;

•	Our total return per common unit for 2013 was 20.5%;

•	The Partnership exceeded budgeted performance for general and administrative expenses; and

•	Capital efficiency and safety goals met budget levels.

Because our 2013 performance with respect to our core strategic goals was less than anticipated, four of our named executive officers received bonuses equal to 50% of each of their target bonuses and one received a bonus equal to 90% of his target bonus.

We believe that our compensation programs strongly align our executive officers’ interests with those of our unitholders. We place a strong emphasis on the use of equity-based awards as a key component of our compensation program. We believe that unit-based awards reward long-term performance and align the interests of management with those of our unitholders. We have used CPUs and RPUs (as described in the “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan” section of this proxy statement) as key equity incentive vehicles because the executive officers are primarily responsible for our operating results, and consequently, the amount of distributions we make to holders of our common units (which directly affects the value of the CPUs and RPUs). As a result, CPUs and RPUs are effective tools for meeting our compensation goal of increasing long-term unitholder value by tying the value of these awards to our future performance.

In addition to linking compensation value to unitholder value, CPUs and RPUs generally require continued service over a multi-year period as a condition to full vesting, creating a strong retention incentive and ensuring the continuity of our operations.

We are committed to having strong governance standards and best practices for our compensation programs. As part of its commitment to strong corporate governance and best practices, the Compensation and Governance Committee engaged and received advice on the compensation program from an independent, third-party compensation consultant, which provided no other services to us in 2013 other than those provided directly to or on behalf of the Compensation and Governance Committee. The Compensation and Governance Committee oversees risk management as it relates to our compensation plans, policies and practices. The Compensation and Governance Committee consistently reviews our executive compensation program to ensure that it not only provides competitive pay opportunities, but also reflects best practices.

Recommendation

The Board believes that the information provided above and within the “Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that the executive officers’ interests are aligned with our unitholders’ interests to support long-term value creation.

Accordingly, at the Annual Meeting, unitholders are being asked to approve the following advisory resolution:

“RESOLVED, that the unitholders of the Partnership approve, on an advisory basis, the compensation of the named executive officers of the Partnership’s General Partner, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”

While this vote is advisory and, therefore, non-binding, the Board and the Compensation and Governance Committee, which is comprised of independent directors, will review the voting results in connection with their ongoing evaluation of our compensation program and expect to take into account the outcome of this vote in considering future executive compensation arrangements. In addition, when determining how often to hold future say-on-pay proposals to approve the compensation of our named executive officers, the Board took into account the strong preference for a triennial vote expressed by our unitholders at our 2011 Annual Meeting. Accordingly, the Board determined that we will hold a say-on-pay proposal to approve the compensation of our named executive officers every three years. Unless the Board modifies its determination on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2017 annual meeting of unitholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THIS SAY-ON-PAY PROPOSAL.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report to unitholders on the consolidated financial statements of our Partnership and its subsidiaries for the year ending December 31, 2014. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2006.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They also will be available to respond to appropriate questions and inquiries from unitholders.

Unitholder ratification of the selection of PricewaterhouseCoopers LLP as the Partnership’s independent registered public accounting firm is not required by the Partnership Agreement or otherwise. We are doing so because we believe it is a matter of good corporate practice to do so. If the unitholders fail to ratify the selection, the Audit Committee will reconsider the retention of that firm, but may retain such independent auditor. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Partnership and its unitholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

Fees Paid to Independent Registered Public Accounting Firm

For the years ended December 31, 2013 and 2012, consolidated fees billed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, to the Partnership were as follows (in thousands):

	Year Ended December 31,
Thousands of dollars	2013	2012
Audit fees(1)	$2,001	$2,065
Tax fees(2)	545	587
Other fees(3)	3	3

Total	$2,549	$2,655

(1)	Audit fees represent fees provided for the integrated audits of our annual financial statements, review of our quarterly financial statements, work performed as part of our registration statements and in connection with acquisitions.
(2)	Tax fees relate to tax preparation as well as the preparation of Forms K-1 for our unitholders.
(3)	Other fees relate to accounting software fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee Charter requires the Audit Committee to approve in advance all audit and non-audit services to be provided by our independent registered public accounting firm. Consistent with the Audit Committee Charter, all services reported in the audit, audit-related, tax and all other fees categories under “Fees Paid to Independent Registered Public Accounting Firm” above were pre-approved by the Audit Committee.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

As with most publicly traded limited partnerships, we do not have a board of directors or employees, but instead our General Partner manages our operations and activities on our behalf. The following table shows information for the executive officers and the members of the Board of our General Partner. Executive officers are not appointed for a specific term and instead serve at the discretion of the Board in their respective offices until they resign, their employment is terminated or they are re-appointed by the Board. Directors generally are elected to three-year terms, or until their successors are duly elected and qualified. The term of the Class III Directors will expire at the Annual Meeting. The directors designated to Class I are serving for a term that expires at the annual meeting to be held in 2015. The term of the Class II Directors will expire at the annual meeting to be held in 2016. Successors to the class of directors whose term expires at an annual meeting will be elected for a three-year term, or until their successors are duly elected and qualified.

Name	Age	Position with our General Partner
Halbert S. Washburn	54	Chief Executive Officer and Director
Mark L. Pease	57	President and Chief Operating Officer
James G. Jackson	49	Executive Vice President and Chief Financial Officer
Gregory C. Brown	62	Executive Vice President, General Counsel and Chief Administrative Officer
David D. Baker	41	Senior Vice President
W. Jackson Washburn	51	Senior Vice President
Bruce D. McFarland	57	Vice President and Treasurer
Lawrence C. Smith	60	Vice President and Controller (Principal Accounting Officer)
John R. Butler, Jr.†	75	Director, Chairman of the Board
Randall H. Breitenbach*	53	Director, Vice Chairman of the Board
David B. Kilpatrick*†	64	Director
Gregory J. Moroney†	62	Director
Charles S. Weiss†	61	Director

*	Standing for re-election to the Board.
†	Independent Directors.

Executive Officers of our General Partner

Halbert S. Washburn has been the Chief Executive Officer of our General Partner since April 2010. He served as Co-Chief Executive Officer and a director of our General Partner from March 2006 until April 2010 and was the Chairman of the Board from July 2008 to April 2010. In December 2011, Mr. Washburn was reappointed as a member of the Board of our General Partner. Mr. Washburn currently is the President and a director of Pacific Coast Energy Holdings LLC (“PCEH”), the indirect owner of PCEC, and is the co-founder and was the Co-Chief Executive Officer of PCEC’s predecessors from 1988 to 2012. For additional information concerning PCEH and PCEC, please see “Certain Relationships and Related Transactions — General.” Mr. Washburn is the brother of W. Jackson Washburn, our General Partner’s Senior Vice President. Since December 2005, Mr. Washburn has served as a member of the board of directors and currently serves on the compensation committee of Rentech, Inc., a publicly traded alternative fuels company. He also served on its audit committee from 2005 to 2012. In June 2011, he was appointed Chairman of the Rentech, Inc. board of directors. In July 2011, Mr. Washburn also was appointed to the board of directors of Rentech Nitrogen Partners, L.P., a nitrogen fertilizer company formed by Rentech, Inc. as a publicly traded master limited partnership. In September 2013, Mr. Washburn was appointed to, and currently serves on, the board of directors of Jones Energy, Inc., a publicly traded independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma. He also currently serves on its audit, compensation and nominating and corporate governance committees. He has been a member of the California Independent Petroleum Association since 1995 and served as Chairman of the executive committee of the board of directors from 2008 to 2010. He has also served as a board member, including Chairman of the board of directors, of the Stanford University Petroleum Investments Committee. Mr. Washburn holds a B.S. degree in Petroleum Engineering from Stanford University.

Mr. Washburn has a distinguished career as an executive in the oil and gas industry. His more than 25 years of management experience in the oil and gas industry provides Mr. Washburn with a keen understanding of our operations and an in-depth knowledge of its industry. The Board has determined that Mr. Washburn’s experience serving on boards of directors of both public and private companies allows him to provide the Board with a variety of perspectives on corporate governance and other issues, and therefore he should serve on the Board.

Mark L. Pease has been the Chief Operating Officer and an Executive Vice President of our General Partner since December 2007. Effective December 31, 2012, Mr. Pease was appointed President and Chief Operating Officer of our General Partner. Mr. Pease also serves as the Chief Operating Officer of PCEH. Prior to joining our General Partner, Mr. Pease served as Senior Vice President, E&P Technology & Services for Anadarko Petroleum, an international and domestic oil and natural gas exploration and production company (“Anadarko”). Mr. Pease joined Anadarko in 1979 as an engineer, and served as Senior Vice President, North America from 2004 to 2006 and as Vice President, U.S. Onshore and Offshore from 2002 to 2004. Mr. Pease obtained a B.S. in Petroleum Engineering from the Colorado School of Mines.

James G. Jackson has been the Chief Financial Officer of our General Partner since July 2006 and an Executive Vice President since October 2007. Mr. Jackson also currently serves as the Chief Financial Officer of PCEH. Since June 2011, Mr. Jackson has served as a member of the board of directors of Niska Gas Storage Partners LLC (“Niska”), a publicly traded master limited partnership that owns and operates natural gas storage assets in North America. He also is a member of Niska’s audit, compensation and conflicts committees. Before joining our General Partner, Mr. Jackson served as Managing Director of the Global Markets and Investment Banking Group for Merrill Lynch & Co., a global financial management and investment banking firm. Mr. Jackson joined Merrill Lynch in 1992 and was elected Managing Director in 2001. Previously, Mr. Jackson was a Financial Analyst with Morgan Stanley & Co. from 1986 to 1989 and was an Associate in the Mergers and Acquisitions Group of the Long-Term Credit Bank of Japan from 1989 to 1990. Mr. Jackson obtained a B.S. in Business Administration from Georgetown University and an M.B.A. from the Stanford Graduate School of Business.

Gregory C. Brown has been the General Counsel and Executive Vice President of our General Partner since December 2006. In January 2013, Mr. Brown was appointed General Counsel, Executive Vice President and Chief Administrative Officer of our General Partner. Mr. Brown also currently serves as General Counsel and Executive Vice President of PCEH. He also serves on the executive committee and the board of directors of the California Independent Petroleum Association. Before joining our General Partner, Mr. Brown was a partner at Bright and Brown, a law firm specializing in energy and environmental law that he co-founded in 1981. Mr. Brown earned a B.A. degree from George Washington University, with Honors, Phi Beta Kappa, and a J.D. from the University of California, Los Angeles. Mr. Brown was Mayor and has served on the City Council of the City of La Canada Flintridge from 2003 to 2011.

David D. Baker has been a Senior Vice President since April 2013 and previously served as a Vice President of our General Partner since February 2009. Mr. Baker joined our Predecessor in 1999 as a reservoir engineer. Most recently, Mr. Baker was the Vice President — Reservoir Engineering and Central Division of our General Partner. He was the Manager, Reserves and Evaluations, from 2007 to 2008 for BreitBurn Management and was the Manager of Acquisitions from 2004 to 2007, first for PCEC and then for BreitBurn Management. Mr. Baker obtained a B.S. degree in Chemical Engineering from Brigham Young University.

W. Jackson Washburn has been a Senior Vice President of our General Partner since April 2009 and previously served as Vice President — Business Development since August 2007. Mr. Washburn also currently serves as Vice President, Real Estate of PCEH. Mr. Washburn is the brother of Halbert S. Washburn, our General Partner’s Chief Executive Officer. Since joining the predecessor of PCEC, in 1992, Mr. Washburn has served in a variety of capacities, and has served as President of BreitBurn Land Company, LLC, a subsidiary of PCEC, since 2000. Mr. Washburn obtained a B.A. in Psychology from Wake Forest University.

Bruce D. McFarland has been the Treasurer of our General Partner since March 2006 and a Vice President since April 2009. Mr. McFarland served as the Chief Financial Officer of our General Partner from March 2006 through June 2006. Mr. McFarland also currently serves as Treasurer of PCEH. Since joining our Predecessor in 1994, Mr. McFarland served as Controller and Treasurer for more than five years. Before joining our Predecessor, Mr. McFarland served as Division Controller of IT Corporation and worked at Price Waterhouse as a Certified Public Accountant. Mr. McFarland obtained a B.S. in Civil Engineering from the University of Florida and an M.B.A. from the University of California, Los Angeles.

Lawrence C. Smith has been the Controller of our General Partner since June 2006 and a Vice President since April 2009. Mr. Smith also currently serves as the Controller of PCEH. Before joining our General Partner, Mr. Smith served as the Corporate Accounting Compliance and Implementation Manager of Unocal Corporation, which was an oil and natural gas production and exploration development company (“Unocal”), from 2000 through May 2006. Mr. Smith worked at Unocal from 1981 through May 2006 and held various managerial positions in Unocal’s accounting and finance organizations. Mr. Smith obtained a B.B.A. in Accounting from the University of Houston, an M.B.A. from the University of California, Los Angeles, and is a Certified Public Accountant.

Directors of our General Partner

John R. Butler, Jr. has been a member of the Board since October 2006. Mr. Butler was appointed as the Chairman of the Board in April 2010. Since 1976, Mr. Butler has been Chairman of the board of directors of J.R. Butler and Company, a reservoir engineering company. Mr. Butler was a member of the board of directors of Anadarko Petroleum Corporation, an international and domestic oil and natural gas exploration and production company, from 1996 through 2011. He served on Anadarko’s audit committee from 1996 through 2011 and was chairman of that committee for approximately five years during that period, served on its executive committee from 1998 to 2008 and served on its nominating and governance committee from 2006 through 2011. In addition, he currently serves on the boards of directors of the Texas Tri-Cities chapter of the National Association of Corporate Directors and the Houston Advanced Research Center, a non-profit corporation. Mr. Butler also was formerly a member of the following boards of directors: Premier Instruments, Inc., makers of oil and gas field metering system; Kelman Technologies Inc., a publicly traded seismic and data management company; Howell Petroleum Corp., a publicly traded oil and gas producer with assets in Wyoming and Montana; and Bayou Resources, an oil and gas exploration company. Mr. Butler was Chairman and Chief Executive Officer of GeoQuest International Holdings, Inc., Senior Chairman of Petroleum Information Corp., and Vice Chairman of Petroleum Information/Dwights, L.L.C., suppliers of commercial petroleum data and information services, until 1997. He is a member of the Society of Petroleum Evaluation Engineers and was Chairman of the Society of Exploration Geophysicists Foundation until December 2001. He has a B.S. in Chemical Engineering from Stanford University. Mr. Butler has also completed courses at, among other institutions, Harvard University, Columbia University and the National Association of Corporate Directors, designed to educate and prepare public directors for serving on audit committees.

Mr. Butler’s more than 40 years of experience in the oil and gas industry provides him with a keen understanding of the operations of the Partnership and an in-depth knowledge of our industry. Serving as Chairman of the board of directors of J.R. Butler and Company and having served as Chairman and Chief Executive Officer of GeoQuest International Holdings, Inc., Senior Chairman of Petroleum Information Corp., and Vice Chairman of Petroleum Information/Dwights, L.L.C., Mr. Butler offers a wealth of management experience and business understanding. The Board has determined that Mr. Butler’s services on the board of directors and committees of Anadarko and other public company boards of directors allow him to provide the Board with a variety of perspectives on corporate governance and other issues, and therefore he should serve on the Board.

Randall H. Breitenbach was the President of our General Partner from April 2010 until December 31, 2012. Effective December 31, 2012, Mr. Breitenbach retired as President and was appointed Vice Chairman of the Board of our General Partner. From March 2006 until April 2010, he served as Co-Chief Executive Officer and a director of our General Partner. In December 2011, Mr. Breitenbach was reappointed as a member of the Board of our General Partner. Mr. Breitenbach also currently serves as the Chief Executive Officer and the

Chairman of the board of directors of PCEH, and is the co-founder and was the Co-Chief Executive Officer of PCEC and its predecessors from 1988 to 2012. For additional information concerning PCEH and PCEC, please see “Certain Relationships and Related Transactions — General.” Mr. Breitenbach is a founder of Coldsmoke Apparel, a privately held outerwear clothing company, and currently serves as its Chief Executive Officer. Mr. Breitenbach currently serves as a Trustee and is Chairman of the governance and nominating committee for Hotchkis and Wiley Funds, which is a mutual funds company. He has also served as a board member, including Chairman of the board of directors, of the Stanford University Petroleum Investments Committee. Mr. Breitenbach holds both a B.S and M.S. degree in Petroleum Engineering from Stanford University and an M.B.A. from Harvard Business School.

Mr. Breitenbach has a distinguished career as an executive in the oil and gas industry. His more than 25 years of management experience in the oil and gas industry provides Mr. Breitenbach with a keen understanding of our operations and an in-depth knowledge of its industry. The Board has determined that Mr. Breitenbach’s experience serving on boards of directors of companies allows him to provide the Board with a variety of perspectives on corporate governance and other issues, and therefore he should serve on the Board.

David B. Kilpatrick has been a member of the Board since March 2008 and is currently the Chairman of the Compensation and Governance Committee. Mr. Kilpatrick has been the President of Kilpatrick Energy Group, which invests in oil and gas ventures and provides executive management consulting services, since 1998. Mr. Kilpatrick currently serves on the board of directors and is Chairman of the compensation committee of Cheniere Energy, Inc., an owner, operator and developer of liquefied natural gas receiving terminals and served on its audit committee from 2003 to 2011. Since 2011, Mr. Kilpatrick has served on the board of managers of Woodbine Holdings LLC, a privately held, oil and natural gas company engaged in the acquisition, development, exploitation and production of crude oil and natural gas properties in Texas. In May 2014, he also was appointed to serve and currently serves on the board of directors of Applied Natural Gas Fuels, Inc., a producer and distributor of liquefied natural gas (LNG) fuel for the transportation and industrial markets. He also served on the boards of directors and the audit committees of PYR Energy, an acquisition, exploration, and oil and gas production company with projects in the United States and Canada from 2001 to 2007 and of Whittier Energy Corporation, an oil and gas exploration and production company, from 2004 to 2007. Mr. Kilpatrick brings to the Board over 30 years of executive, managerial and operating experience in the oil and gas industry and extensive experience in technical and economic evaluations of acquisitions and investment proposals. He was the President and Chief Operating Officer of Monterey Resources, Inc., an independent oil and gas producer in California, from 1996 to 1998 and held various positions at Santa Fe Energy Resources, a worldwide oil and gas exploration and development company, from 1983 to 1996. He has a B.S. in Petroleum Engineering from the University of Southern California (“USC”) and a B.A. in Geology and Physics from Whittier College. Mr. Kilpatrick has also attended post-graduate courses at the graduate school of business administration at USC and professional courses in business and management at USC, the Wharton School at the University of Pennsylvania and Cornell University. He was the President of the California Independent Petroleum Association from 1992 to 1994 and is currently serving on its board of directors. Mr. Kilpatrick also currently serves on the board of directors of the Independent Oil Producers Agency and has served on the board of directors of the Western States Petroleum Association. He is a member of the Society of Petroleum Engineers, the American Association of Petroleum Geologists and the American Petroleum Institute.

Mr. Kilpatrick has a distinguished career as an executive in the oil and gas industry. His more than 30 years of management experience in the oil and gas industry provides Mr. Kilpatrick with a keen understanding of our operations and an in-depth knowledge of our industry. The Board has determined that Mr. Kilpatrick’s services on the board of directors and audit committee of Cheniere Energy and other public company boards of directors allow him to provide the Board with a variety of perspectives on corporate governance and other issues, and therefore he should serve on the Board.

Gregory J. Moroney has been a member of the Board since October 2006. He also served on the board of directors of the general partner of PCEC from 2004 to 2008. Currently, Mr. Moroney is the Managing Member

and Owner of Energy Capital Advisors, LLC, which assists independent energy companies and energy fund managers in raising funds privately, a position he has held since January 2003. Since June 2005, he has also been a Senior Financial Consultant for Ammonite Resources LLC, a petroleum and mineral consulting company. Since 2007, Mr. Moroney has served on and currently serves on the board of directors and as a member of the audit and remuneration and nominating committees of Xcite Energy Limited, BVI, a publicly traded oil exploration and development company. Mr. Moroney served as Managing Director for Deutsche Bank Securities Inc. from 1993 to December 2002 where he supervised and managed a large oil and gas mezzanine loan portfolio with commodity hedges and originated more than $10 billion of energy related project loans. Prior to this, Mr. Moroney was with Citicorp/Citibank from 1977 to 1993 in Calgary, Toronto and New York. At Citibank, Mr. Moroney managed large energy loan portfolios and worked in a variety of finance areas, including capital markets, energy hedging, acquisition loan syndications, project finance, debt restructuring and mergers and acquisitions. In 1992, Mr. Moroney also obtained a Series 7/General Securities license from what is now the Financial Industry Regulatory Authority. He graduated with a B.A. from Yale University.

Mr. Moroney brings to the Board over 25 years of experience as an energy finance specialist. The Board has determined that his extensive training in the review and analysis of financial statements, energy asset valuations, capital structures and capital markets, as well as his experience with the creation and review of corporate budgets, management goals, compensation and staffing issues provides a valuable perspective and insights to the Board and the Audit Committee, and therefore he should serve on the Board. Serving on the board of directors and committees of Xcite Energy, Mr. Moroney also brings directorial and governance experience to the Board.

Charles S. Weiss has been a member of the Board and the Audit Committee since October 2006 and is currently the Chairman of the Audit Committee. Mr. Weiss served as lead independent director of the Board from July 2008 until April 2010. He is a Founder and Managing Partner of JOG Capital Inc., a provider of private equity to Canadian exploration and production companies, a position that he has held since July 2002. Mr. Weiss currently serves on the boards of directors of JOG Capital Inc. and the National Forest Foundation, a non-profit foundation promoting the United States National Forest System. He previously served on the boards of directors and audit committees of three oil and gas companies from 2007 to 2009: Exshaw Oil Corp., Masters Energy Inc., and Livingston Energy Ltd. Mr. Weiss also served on the reserve committees at Masters Energy and Exshaw Oil. In addition, Mr. Weiss served as Managing Director and Head of Royal Bank of Canada’s Capital Markets Energy Group from October 2002 through May 2006. From June 2001 to July 2002, Mr. Weiss pursued various investment opportunities, which included the establishment of JOG Capital Inc. Previously, he was the Managing Director and Head of the Energy and Power Group with Bank of America Securities from 1998 to June 2001. Mr. Weiss obtained a B.A. in Physics from Vanderbilt University and an M.B.A. from the University of Chicago Graduate School of Business.

Mr. Weiss brings to the Board extensive management and operating experience in the oil and gas industry. The Board has determined that his experience as the Founder and Managing Partner of JOG Capital and previously as the Managing Director and Head of Royal Bank of Canada’s Capital Markets Energy Group make him a valuable contributor to the Board. The Board has also determined that, having served on the board of directors and audit committees of three oil and gas companies from 2007 to 2009, Mr. Weiss also brings considerable directorial and governance experience to the Board. For these reasons, the Board has determined that Mr. Weiss should serve on the Board. Given his expertise in finance and accounting, Mr. Weiss has been determined to be an audit committee financial expert by the Board.

GOVERNANCE MATTERS

General

The Partnership Agreement provides that an annual meeting of the limited partners for the election of directors to the Board will be held at such date and time as may be fixed from time to time by our General Partner. The Board has determined that the 2014 Annual Meeting shall be held on June 19, 2014. At the Annual Meeting, the limited partners will vote together as a single class for the election of two directors (our Class III Directors) to the Board. At each annual meeting, the limited partners entitled to vote will elect by a plurality of the votes cast at such meeting persons to serve on the Board who are nominated in accordance with the provisions of the Partnership Agreement.

With respect to the election of directors to the Board, (1) we and our General Partner will not be entitled to vote common units that are otherwise entitled to vote at any meeting of the limited partners, and (2) if at any time any person or group beneficially owns 20% or more of the Outstanding Partnership Securities (as defined in the Partnership Agreement) of any class then outstanding, then all Partnership Securities (as defined in the Partnership Agreement) owned by such person or group in excess of 20% of the Outstanding Partnership Securities of the applicable class may not be voted, and in each case, the foregoing common units will not be counted when calculating the required votes for such matter and will not be deemed to be Outstanding (as defined in the Partnership Agreement) for purposes of determining a quorum for such meeting. Such common units will not be treated as a separate class of Partnership Securities for purposes of the Partnership Agreement. The number of directors constituting the whole Board may not be less than five or more than nine as established from time to time by a resolution adopted by a majority of the directors. The Board has been divided into three classes, Class I, Class II and Class III. The term of the Class III Directors will expire at the Annual Meeting. The term of the Class I Directors will expire at the annual meeting to be held in 2015. The directors designated to Class II are serving for a term that expires at the annual meeting to be held in 2016. Successors to the class of directors whose term expires at an annual meeting will be elected for a three-year term.

The Board; Leadership Structure; Executive Sessions

The Board currently has a total of six members. At present, the directors and the class in which each such director is a member are designated as follows:

•	John R. Butler, Jr. — Class I;

•	Gregory J. Moroney — Class I;

•	Halbert S. Washburn — Class II;

•	Charles S. Weiss — Class II;

•	David B. Kilpatrick — Class III; and

•	Randall H. Breitenbach — Class III.

In April 2010, the Board separated the positions of Chairman of the Board and Chief Executive Officer and appointed Mr. Butler, an independent director, as Chairman. Separating these positions allows our Chief Executive Officer to focus on the day-to-day business and operations of the Partnership, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board recognizes the time, effort, and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment necessary to serve as Chairman of the Board. The Board believes that having an independent director serve as Chairman is the appropriate leadership structure for the Partnership at this time.

Our directors meet in executive sessions on a regular basis and hold executive sessions with both internal and external auditors as well as members of management.

Director Independence

Even though most companies with securities listed on The NASDAQ Stock Market LLC are required to have a majority of independent directors serving on the board of directors, The NASDAQ Stock Market LLC does not require a listed limited partnership like us to have a majority of independent directors on the Board. Nevertheless, at present, we meet this requirement. The Board has determined that four of its members — Messrs. Butler, Kilpatrick, Moroney and Weiss — meet the independence standards established by The NASDAQ Stock Market LLC.

Board Committee Composition

The Board has two standing committees: the Audit Committee and the Compensation and Governance Committee. The Audit Committee and the Compensation and Governance Committee each have a charter, which is available in the “About BreitBurn — Corporate Governance” section of our website at http://www.breitburn.com.

Audit Committee

The members of the Audit Committee are currently Messrs. Kilpatrick, Moroney and Weiss. The NASDAQ Stock Market LLC and SEC rules require that the Audit Committee be comprised of at least three directors determined to be independent according to particular rules that apply to members of the Audit Committee. The Board has determined that Messrs. Kilpatrick, Moroney and Weiss meet these independence standards. The Board has also determined that one member of the Audit Committee, Mr. Weiss, qualifies as an “Audit Committee Financial Expert” as defined by SEC rules.

The Audit Committee’s primary functions are to assist the Board with respect to:

•	the review of the financial statements and the financial reporting of the Partnership;

•	the assessment of the Partnership’s internal controls;

•	the appointment, compensation and evaluation of the external auditor and the oversight of the external audit process;

•	the performance of the Partnership’s internal audit function;

•	the review and approval on an ongoing basis of all material related party transactions required to be approved by the Board;

•	the resolution of any conflicts of interest with our General Partner and its affiliates;

•	oversight of risk management at the Partnership; and

•	the preparation of the Audit Committee report included in this proxy statement.

As provided in the Partnership Agreement, the Board may rely on the Audit Committee, acting as the Conflicts Committee under the Partnership Agreement, to determine if the resolution of a conflict of interest with our affiliates is fair and reasonable to us. Any matters approved by the Audit Committee in good faith will be permitted and deemed approved by all of our partners and not a breach by our General Partner of any duties it may owe us or our unitholders. For the period from January 1, 2013 through December 31, 2013, no matters were presented to the Conflicts Committee.

Compensation and Governance Committee

The members of the Compensation and Governance Committee currently are Messrs. Kilpatrick, Moroney and Weiss. The Compensation and Governance Committee’s primary functions are to:

•	review and approve the compensation of our executive officers and directors;

•	review the executive compensation disclosure to be included in our Annual Report on Form 10-K and proxy statement;

•	determine and make grants under the Long-Term Incentive Plan;

•	review management’s recommendations for employee compensation and benefits;

•	assist the Board in corporate governance matters; and

•	recommend to the Board new candidates for election to the Board and assist the Board in evaluating the performance of its members.

The Chief Executive Officer of our General Partner also participates in the compensation process by: (1) providing evaluations of other executive officers; (2) presenting overall results of the Partnership’s performance based upon the achievements of each functional department; (3) in some years, reviewing peer group information and compensation recommendations and providing feedback regarding the potential impact to the Partnership; and (4) participating in Compensation and Governance Committee meetings at the invitation of the committee, subject to exclusion from certain meetings or portions thereof intended to be exclusive of management. The Chief Financial Officer of our General Partner evaluates the financial implications and affordability of compensation programs. Other executive officers may periodically participate in the compensation process and Compensation and Governance Committee meetings at the invitation of the committee to advise on performance and/or activity in areas with respect to which these executive officers have particular knowledge or expertise. Additional information regarding the Compensation and Governance Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

During 2013, our Compensation and Governance Committee was comprised of the following independent directors: Messrs. Kilpatrick, Moroney, and Weiss. None of the members of our Compensation and Governance Committee (i) was an officer or employee of the Partnership or of our General Partner, (ii) was formerly an officer of the Partnership or of our General Partner or (iii) had any relationship requiring disclosure under the SEC’s rules governing disclosure of related person transactions (Item 404 of Regulation S-K). Additionally, no executive officer of our General Partner served as a member of the compensation committee or as a director of any entity where an executive officer of such entity is a member of the Board or our Compensation and Governance Committee, except that Messrs. Washburn and Breitenbach served as directors of PCEH.

Board and Committee Meetings

During 2013, the Board had eleven regularly scheduled and special meetings (including our 2013 Annual Meeting), our Audit Committee had seven meetings (including three special meetings as the Pricing Committee in connection with offers of securities by the Partnership), and our Compensation and Governance Committee had six meetings. None of our directors attended fewer than 75% of the aggregate number of meetings of the Board and committees of the Board on which the director served.

Board Nominations; Consideration of Diversity

Nominations of persons for election to the Board may be made at an annual meeting of the limited partners only (1) pursuant to our General Partner’s notice of meeting (or any supplement thereto), (2) by or at the direction of the Board or any committee thereof, or (3) by any limited partner who was a record holder at the time the notice provided for in the Partnership Agreement is delivered to our General Partner, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Partnership Agreement.

The entire Board is responsible for nominating members for election to the Board and filling vacancies on the Board that may occur between annual meetings. The Board believes that all directors must possess a considerable amount of business management (such as experience as an executive), financial background, oil and gas related business experience and public company or partnership experience. The Compensation and Governance Committee is responsible for identifying, screening and recommending candidates to the entire Board for prospective Board membership. When searching for new candidates, the Compensation and Governance Committee will consider the evolving needs of the Board and will search for candidates that fill any current or anticipated future needs. The Compensation and Governance Committee first will consider a candidate’s management and business experience and then consider issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing unitholder value when considering director candidates. The Compensation and Governance Committee also will consider diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Compensation and Governance Committee does not have a formal policy with respect to diversity. However, the Board and the Compensation and Governance Committee believe that it is essential that Board members represent diverse viewpoints. In considering candidates for the Board, the Compensation and Governance Committee will consider the entirety of each candidate’s credentials and qualifications in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board will also be considered.

Nomination of Director Candidates by Unitholders

Unitholders of record may nominate directors for election to the Board at any annual meeting; provided that they comply with the requirements described below and in the section of this proxy statement entitled “Proposals for the Next Annual Meeting.” While we do not have a policy that specifically addresses the consideration of director candidates recommended by unitholders, there would be no differences in the manner and criteria by which the Compensation and Governance Committee and the Board evaluate director candidates recommended by unitholders and those recommended by other sources.

For any nominations brought before an annual meeting by a unitholder, the unitholder must give timely notice thereof in writing to our General Partner. The notice must contain certain information as described in the Partnership Agreement. To be timely, a unitholder’s notice must be delivered to our General Partner not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the unitholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or our General Partner).

In the event that the number of directors to be elected to the Board is increased effective at an annual meeting and there is no public announcement by the Partnership or our General Partner naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to our General Partner not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or our General Partner.

Nominations of persons for election to the Board also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the Partnership Agreement.

Only such persons who are nominated in accordance with the procedures set forth in the Partnership Agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if the unitholder (or a qualified representative of the unitholder) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by our General Partner or the Partnership.

In addition to the provisions described above and in the Partnership Agreement, a unitholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided however, that any references in the Partnership Agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the Partnership Agreement, and compliance with the Partnership Agreement is the exclusive means for a limited partner to make nominations.

The public announcement of an adjournment, postponement or extension of the Annual Meeting will not commence a new time period (or extend any time period) for the giving of a unitholder’s notice as described above.

The Board’s Role in Risk Oversight

While the Board has the ultimate oversight responsibility for the risk management process, certain committees also have responsibility for risk management. On behalf of the Board, the Audit Committee plays a key role in the oversight of the Partnership’s risk management function. The Audit Committee reviews our risk management policies, any major financial risks and the steps taken by management to monitor and control those risks. The Audit Committee also oversees the Partnership’s Risk Management Committee (the “RMC”) comprised of our General Partner’s Chief Executive Officer, President, Chief Financial Officer, General Counsel and Treasurer, each of whom supervises day-to-day risk management throughout the Partnership. The RMC is not a committee of the Board. The RMC assists the Partnership in identifying potential material risks and implementing appropriate mitigation measures. Members of the RMC meet formally at least once a month, to review and monitor potential risks, including commodity and interest rate hedging risk, counterparty credit exposure risk, financial risk and insurance policy structure and indemnity arrangements. The RMC reports directly to the Audit Committee. The Audit Committee’s role in the Partnership’s risk oversight process includes receiving at least quarterly reports from members of the RMC on areas of material risk to the Partnership, including operational, financial, legal and regulatory, and strategic risks and highlighting any new risks the RMC has identified that may have arisen since they last met. The Audit Committee receives these reports from management to enable it to understand our risk identification, risk management and risk mitigation strategies. The Audit Committee reviews the Partnership’s hedging policy at least once annually. The Compensation and Governance Committee oversees risk management as it relates to our compensation plans, policies and practices and has met with management to review whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Partnership. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Unitholder Communications Policy

To ensure that the Partnership has in place policies and programs that enable the Partnership to communicate effectively and in a timely manner with its unitholders, other stakeholders, analysts and the public generally, the Board has adopted the Disclosure Policy of the Partnership and the General Partner (the “Disclosure Policy”). The Disclosure Committee established under the Disclosure Policy reports annually to the Compensation and Governance Committee with respect to any desirable changes to the Disclosure Policy and with respect to compliance with the policy in order to ensure its objectives are being achieved and that the Disclosure Committee is effectively implementing the policy.

Any unitholder of the Partnership may contact the Board (including any individual director) by email at directors@breitburn.com or in writing c/o the Corporate Secretary at the Partnership’s corporate headquarters at 515 South Flower Street, Suite 4800, Los Angeles, CA 90071. Matters relating to the Partnership’s accounting, internal accounting control or audit matters will be referred to the Audit Committee, communications addressed to individual directors will be forwarded to the applicable addressee(s), and other matters will be referred to the Chairman of the Board.

Director Attendance at Annual Meetings of Limited Partners

We believe that there are benefits to having members of the Board attend annual meetings of limited partners. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending an annual meeting. As a result, the Board has decided that director attendance at annual meetings should be strongly encouraged, but is not required. All the members of the Board attended our annual meeting of limited partners held on June 19, 2013.

Code of Conduct

The Board has adopted a Code of Business Conduct (the “Code of Conduct”), which includes a series of corporate governance principles applicable to all our and our General Partner’s employees, officers and directors, and is designed to affirm our high standards of business conduct and to emphasize the importance of integrity and honesty in the conduct of our business. We believe that the ethical foundations outlined in our Code of Conduct are critical to our ongoing success. The Code of Conduct is distributed to all of our employees and is posted in the “About BreitBurn — Corporate Governance” section of our website at http://www.breitburn.com.

Code of Ethics for Financial Employees

We have adopted a Code of Ethics for Chief Executive Officers and Senior Officers, which applies to our General Partner’s Chief Executive Officer, President, Chief Financial Officer, Controller, Chief Operating Officer, General Counsel and all other Vice Presidents and senior officers of the General Partner (the “Code of Ethics”). The Code of Ethics complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics is intended to deter wrongdoing and to promote honest and ethical conduct by such officers. The Code of Ethics is posted in the “About BreitBurn — Corporate Governance” section of our website at http://www.breitburn.com.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Partnership’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with PricewaterhouseCoopers LLP, the Partnership’s independent registered public accounting firm, the audited financial statements contained in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. During the year ended December 31, 2013, the Audit Committee was chaired by Charles S. Weiss and also included David B. Kilpatrick and Gregory J. Moroney.

PricewaterhouseCoopers LLP is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP their judgment as to the quality, not just the acceptability, of the Partnership’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

The Audit Committee discussed with PricewaterhouseCoopers LLP those matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board. This included (a) the auditor’s judgment about the quality, not just the acceptability, of the accounting principles as applied in our financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements. The Audit Committee received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with PricewaterhouseCoopers LLP its independence from management and the Partnership.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2013 be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

The Audit Committee:

Charles S. Weiss, Chairman

David B. Kilpatrick

Gregory J. Moroney

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires the directors and executive officers of our General Partner, and persons who own more than 10% of a registered class of our equity securities, to file reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5 with the SEC. Based solely on our review of the reporting forms and written representations provided to us from the individuals required to file reports, we believe that each of our executive officers and directors has complied with the applicable reporting requirements for transactions in our securities during the year ended December 31, 2013, except a report of a change of beneficial ownership on Form 4 was not timely filed by Mr. Baker related to his grant of restricted phantom units on April 23, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

As of April 25, 2014, affiliates of our General Partner, including directors and executive officers of our General Partner, owned 2,864,612 common units representing a 2.39% limited partner interest in us.

Mr. Willis Jackson Washburn, who is the brother of Mr. Halbert S. Washburn, is an employee of BreitBurn Management and serves as an officer of our General Partner and of PCEH, the indirect owner of PCEC. For the year ended December 31, 2013, Mr. Willis Jackson Washburn received a base salary of $312,692 and bonus payment of $114,302, and an equity grant on January 28, 2013 of 15,037 restricted phantom units and 15,037 convertible phantom units.

At December 31, 2013, we had net current receivables of $2.5 million due from PCEC related to the ASA (as defined below) and employee related costs and oil and gas sales made by PCEC on our behalf from certain properties. During 2013, the monthly charges to PCEC for indirect expenses totaled $8.4 million and charges for direct expenses including direct payroll and administrative costs totaled $10.6 million.

At December 31, 2013, we had receivables of $.1 million due from certain of our other affiliates, primarily representing investments in natural gas processing facilities, for management fees due from them and operational expenses incurred on their behalf.

Distributions and Payments to Affiliates of Our General Partner

We will generally distribute all our available cash to all unitholders, including affiliates of our General Partner. Upon our liquidation, our limited partners, including affiliates of our General Partner, will be entitled to receive liquidating distributions according to their particular capital account balances.

Administrative Services Agreement

Concurrently with the completion of the Trust Offering (as defined below), BreitBurn Management, our wholly owned subsidiary, entered into a Third Amended and Restated Administrative Services Agreement (as amended, the “ASA”) with PCEC with an effective date of April 1, 2012, pursuant to which BreitBurn Management manages the operations of PCEC and provides administrative services such as accounting, corporate development, finance, land, legal and engineering to PCEC. Pursuant to the ASA, PCEC agreed to pay BreitBurn Management a monthly fixed fee for indirect costs, including general and administrative costs, relating to the performance of Services (as defined in the ASA). The monthly fee is fixed at $700,000 through the end of the initial term, which was August 31, 2014.

On March 18, 2014, the parties to the ASA entered into Amendment No. 1 to the Third Amended and Restated Administrative Services Agreement, (the “Amendment”), which amended the ASA. Pursuant to the Amendment, PCEC has agreed to pay to BreitBurn Management a monthly fixed fee of $700,000 for indirect costs, including general and administrative costs, relating to the performance of Services (as defined in the Third Amended and Restated Administrative Services Agreement) through December 31, 2014. After December 31, 2014, the monthly fixed fee for such indirect costs will be determined on a biannual basis.

Pursuant to the Amendment, the initial term of the ASA is extended through December 31, 2014. In the absence of written notice delivered to the other party by either party to the agreement of its intention not to continue under the terms of the agreement, given no later than 180 days before December 31, 2014, and each successive anniversary thereof, provided that a new monthly fixed fee has been determined by the parties, the term of the agreement will be extended for one additional calendar year until either or both parties have given notice of their intention to terminate.

The ASA, as amended, also provides for early termination on the happening of certain events or, on 180 days notice by PCEC. In the absence of written notice delivered to the other party by either party to the agreement of its intention not to continue under the terms of the agreement, given no later than 180 days before December 31, 2014, and each successive anniversary thereof, the term of the agreement will be extended for one additional calendar year until either or both parties have given notice of their intention to terminate.

Under the ASA, PCEC is able to terminate such agreement by giving written notice of termination to BreitBurn Management upon (1) a PCEC Change in Control (as defined in the ASA), (2) a BBEP Change in Control (as defined in the ASA), (3) a BreitBurn Management Change in Control (as defined in the ASA), or (4) BreitBurn Management’s failure to pay employees providing services within 30 days of the date such employees’ payment is due, subject to the terms of the ASA. As defined in the ASA, a BBEP Change in Control and a BreitBurn Management Change in Control include a change in control of the Partnership or BreitBurn Management, respectively, effected through both Halbert S. Washburn and Randall Breitenbach no longer being employed as Co-Chief Executive Officers of BreitBurn GP or BreitBurn Management, respectively. Mr. Breitenbach’s resignation as President of BreitBurn GP effective December 31, 2012 did not trigger a change in control under the ASA. If the ASA is terminated by PCEC, under certain circumstances, PCEC will be obligated to promptly reimburse BreitBurn Management for its reasonable expenses incurred in reducing its staffing, including, but not limited to reasonable severance payments, up to a maximum of the lesser of two times the monthly fixed fee in effect at the date of such termination and $2.0 million.

BreitBurn Management will be able to terminate the ASA by giving written notice of such termination to PCEC upon the occurrence of a PCEC Change in Control.

In the event that PCEC, the Partnership or BreitBurn Management becomes bankrupt or dissolves or commences liquidation or winding-up, the ASA will automatically terminate without notice to the other party.

On May 8, 2012, Pacific Coast Oil Trust (the “Trust”), which was formed by PCEC, completed an initial public offering (the “Trust Offering”). Immediately prior to the closing of the Trust Offering, PCEC conveyed net profits interests in its oil and natural gas production from certain of its properties to the Trust in exchange for Trust units. PCEC’s assets consist primarily of producing and non-producing crude oil reserves located in Santa Barbara, Los Angeles and Orange Counties in California, including certain interests in the East Coyote and Sawtelle Fields. Prior to the Trust Offering, PCEC operated the Sawtelle and East Coyote Fields for the benefit of itself and the Partnership, which owned the non-operated interests in the East Coyote and Sawtelle Fields. PCEC owned an average working interest of approximately 5.0% in the East Coyote and Sawtelle Fields. PCEC also held a reversionary interest in both of these fields, and its average working interest increased to approximately 37.6%, effective April 1, 2012, pursuant to an agreement between the Partnership and PCEC (the “Dissolution Agreement”) which the Partnership entered into concurrently with the completion of the Trust Offering. Under the Dissolution Agreement, the Partnership also became the operator of the East Coyote and Sawtelle Fields effective as of April 1, 2012. The Partnership has no direct or indirect ownership interest in PCEC or the Trust.

For more information on potential conflicts between us and PCEC, see our Annual Report filed on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 28, 2014, Part I — Item 1A “— Risk Factors” — “Risks Related to Our Structure — Certain of the directors and officers of our General Partner, including our Chief Executive Officer, our President and other members of our senior management, own interests in PCEC, which is managed by our subsidiary, BreitBurn Management. Conflicts of interest may arise between PCEC, on the one hand, and us and our unitholders, on the other hand. Our partnership agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.”

Omnibus Agreement

On August 26, 2008, the Partnership entered into an Omnibus Agreement with PCEC, PCEC’s general partner, PCEH, our General Partner and BreitBurn Management, which sets forth certain agreements with respect to conflicts of interest.

PCEC has agreed that the Partnership has a preferential right with respect to any business opportunity with respect to either (1) any third party upstream oil and gas properties and any related midstream assets, if the fair market value of the estimated proved developed reserves related to such properties constitutes 70% or more of the fair market value of such properties and related midstream assets (as determined in good faith by the Board), or (2) any third party oil and gas properties and any related midstream assets located within one mile of any oil and gas properties and any related midstream assets that are owned by the Partnership, our General Partner or any of their subsidiaries, and in which no interest is owned by PCEH, PCEC’s general partner, PCEC or any of their subsidiaries.

The Partnership has agreed that PCEC has a preferential right with respect to any business opportunity with respect to either (1) any third party upstream oil and gas properties and any related midstream assets, if the fair market value of the estimated proved developed reserves related to such properties constitutes less than 70% of the fair market value of such properties and related midstream assets (as determined in good faith by the board of directors of PCEH), or (2) any oil and gas properties and any related midstream assets located within one mile of any oil and gas properties and any related midstream assets that are owned by PCEH, PCEC’s general partner, PCEC or any of their subsidiaries, and in which no interest is owned by the Partnership, our General Partner or any of their subsidiaries.

If the Partnership or PCEC is presented with a business opportunity with respect to any oil and gas properties and any related midstream assets located within one mile of any oil and gas properties that are jointly owned by the Partnership and PCEC, the Partnership or PCEC, as applicable, must give prompt written notice to the other party of such business opportunity. The Partnership and PCEC have agreed to discuss the pursuit of a joint bid for such business opportunity on the basis of their existing ownership interests, including their respective operating control, in the jointly owned properties. If the parties cannot agree on the terms upon which to proceed with a joint bid within 15 business days, then each of the Partnership and PCEC will be free to pursue an independent bid for such business opportunity. As of August 26, 2008, the properties jointly owned by the Partnership and PCEC were properties in the East Coyote and Sawtelle fields in the Los Angeles Basin in California.

The Omnibus Agreement may be terminated (1) by PCEH upon notice to the other parties upon a change of control of PCEC, (2) by our General Partner upon notice to the other parties upon a change of control of the Partnership, and (3) by either PCEH or our General Partner at such time as the Partnership and PCEC cease to be under common management or upon the termination of the ASA; provided, however, that if the ASA is terminated under certain circumstances, the Omnibus Agreement may not be terminated by PCEH until 180 days after termination of the ASA.

In connection with the Trust Offering, the Partnership, the General Partner and BreitBurn Management entered into the First Amendment to Omnibus Agreement, dated as of May 8, 2012, with PCEC, PCEH and PCEC (GP) LLC (the “First Amendment to Omnibus Agreement”). Pursuant to the First Amendment to Omnibus Agreement, the parties agreed to remove Article III of the Omnibus Agreement, which contained the Partnership’s right of first offer with respect to the sale of assets by PCEC and its affiliates.

Related Party Transaction Policy and Procedures

Our General Partner has adopted a written policy for the review of transactions with related parties. The policy requires review, approval or ratification of transactions exceeding $120,000 in which the Partnership is a participant and in which a director or executive officer of our General Partner, an owner of a significant amount of our voting securities or an immediate family member of any of the foregoing persons has a direct or indirect material interest. These transactions must be reviewed for pre-approval by the Chief Executive Officer if the related party is an executive officer, by the Audit Committee if the related party is a significant unitholder or the Chief Executive Officer, by the Chairman of the Audit Committee if the related party is a director or by a member of the Audit Committee if the related party is the Chairman of the Audit Committee. Only those transactions that are in, or are not inconsistent with, the best interests of the Partnership, taking into consideration whether they are on terms comparable to those available with an unrelated third party and the related party’s interest in the transaction, will be approved.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis section discusses the compensation policies and programs for the named executive officers of our General Partner during the year ended December 31, 2013, who were Halbert S. Washburn, our Chief Executive Officer, and James G. Jackson, our Executive Vice President and Chief Financial Officer, and the three next most highly paid executive officers of our General Partner: Mark L. Pease, our President and Chief Operating Officer, Gregory C. Brown, our Executive Vice President, General Counsel and Chief Administrative Officer and David D. Baker, a Senior Vice President.

In June 2011, we provided our unitholders an advisory vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2011 Annual Meeting of Limited Partners, our unitholders overwhelmingly approved the compensation of our named executive officers, with over 92% of the votes cast in favor of the say-on-pay proposal. The Compensation and Governance Committee believes this affirms the unitholders’ support of our approach to executive compensation, and did not make any significant changes to its approach in 2012 and 2013. The Compensation and Governance Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers. In addition, when determining how often to hold future say-on-pay proposals to approve the compensation of our named executive officers, the Board took into account the strong preference for a triennial vote expressed by our unitholders at our 2011 Annual Meeting of Limited Partners, with over 78% of the votes cast in favor of a triennial vote. Accordingly, the Board determined that we will hold a say-on-pay proposal to approve the compensation of our named executive officers every three years.

In 2012, the Compensation and Governance Committee engaged an independent, third-party compensation consultant, Hay Group Inc. (“Hay Group”) to conduct a market review of all aspects of the Partnership’s executive compensation program, and especially the design of our long term incentive compensation. The Committee’s objective was to align the incentives for management with the interests of our unitholders by continuing the emphasis on the growth of distributions and to improve our ability to recruit and retain executive talent. In January 2013, Hay Group provided the Compensation and Governance Committee with an updated market review of our executive compensation program for purposes of making compensation decisions in 2013. The Compensation and Governance Committee believes that the Hay Group is independent and does not have any conflicts of interest with the Partnership or our General Partner.

The executive compensation program approved in January 2013 (1) increased the base salaries for Messrs. Washburn, Pease, Jackson and Brown (2) increased the targets for STIP awards for Messrs. Pease, Jackson and Brown and (3) made new grants of convertible phantom units (“CPUs”) which are designed to be granted annually to each of Messrs. Washburn, Pease, Jackson and Brown. The terms of the 2013 CPU grants were modified to more closely align our executive compensation with our peers and are discussed below in detail. In early 2014, the Compensation and Governance Committee approved cash bonuses earned in 2013 at 50% of each of Messrs. Washburn, Pease, Jackson and Brown’s 2013 target bonus opportunities and at 90% of Mr. Baker’s 2013 target bonus opportunity, after taking into account the accomplishments and performance of management in 2013 and the overall performance of the Partnership.

Pay for Performance. Pay for performance is an important component of our compensation philosophy. Consistent with this focus, our executive compensation program includes annual bonuses and long-term incentive compensation that are tied to the Partnership’s performance. During 2013, among other accomplishments, we successfully completed the acquisition of oil and natural gas properties and related assets in the Oklahoma Panhandle for approximately $875 million and the acquisition of oil and natural gas properties located in the Permian Basin in Texas (the “Permian Acquisitions”) for approximately $302 million. We increased distributions at an annualized rate of 4.8%, and our total return per common unit for 2013 was 20.5%. We also sold 33.93 million common units resulting in net proceeds of approximately $618.2 million which were used to reduce borrowings under our credit facility. We issued $400 million in aggregate principal amount of 7.875% Senior Notes due 2022 and the net proceeds of approximately $393.3 million were used to reduce borrowings under our credit facility. We also increased our year-over-year production by 32%. These positive accomplishments were taken into account by the Compensation and Governance Committee in establishing executive compensation for 2013.

Unitholder Interest Alignment. Our long-term incentive compensation program is strongly aligned with the long-term interests of our unitholders. We have provided our named executive officers with annual grants of restricted phantom units since 2007 and made a significant grant of CPUs in 2007 and new CPU grants in 2013, in order to align compensation with unitholder interests by encouraging retention and long-term performance. We continue to believe that linking our executive officers’ compensation to the amount and payment of distributions to our unitholders is key to aligning their interests with that of our unitholders.

Good Governance. In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our unitholders, the Compensation and Governance Committee is comprised solely of independent directors, and the Compensation and Governance Committee has engaged an independent compensation consultant to provide it with advice on matters related to executive compensation.

Determination of Compensation

The Compensation and Governance Committee of the Board is responsible for reviewing the Partnership’s compensation program from time to time and making recommendations to the full Board regarding any changes to the program. Grants of equity awards are approved by the Compensation and Governance Committee.

In November 2012, Hay Group provided the Compensation and Governance Committee with an updated market review of our executive compensation program. Hay Group used the E&P Peer Group (as defined below) to compare 2011 base salaries, annual incentive targets and long term incentive target awards levels of certain executive officers of our General Partner. Hay Group compared the amounts and forms of our executive compensation with that of the following peer group of eighteen U.S. master limited partnerships and other exploration and production companies (the “E&P Peer Group”) as set forth below.

Berry Petroleum Company	Laredo Petroleum Holding Inc.	Rosetta Resources, Inc.
Cabot Oil & Gas Corporation	Legacy Reserves LP	SM Energy Company
Comstock Resources, Inc.	Linn Energy, LLC	Stone Energy Corporation
EPL Oil & Gas Inc.	PDC Energy Inc.	Swift Energy Company
EXCO Resources, Inc.	Plains Exploration & Production Company	Vanguard Natural Resources LLC
Forest Oil Corporation	Range Resources Corporation	W&T Offshore Inc.

The criteria for inclusion in the E&P Peer Group was based on utilizing upstream, independent oil and gas exploration and production companies, ranging from approximately one-half to two times our size based on year end revenue, and with a priority on master limited partnerships. The market analysis indicated that for the year 2011, with respect to our General Partner’s Chief Executive Officer, President and Chief Financial Officer, their total cash compensation and their total direct compensation levels were in the second quartile (between the 25th and 50th percentiles). The General Counsel was in the top quartile in both total direct and total cash compensation. As used in the peer analysis, “total cash compensation” means the sum of the executive’s base salary and cash bonus, and total direct compensation means the sum of the executive’s total cash compensation and long-term incentive grants.

The Compensation and Governance Committee considered the report from Hay Group in determining to increase the base salaries of our executive officers in 2013. While the Compensation and Governance Committee considered the E&P Peer Group in establishing compensation for 2013, the Committee did not formally benchmark total compensation or individual compensation elements against the E&P Peer Group, and the Compensation and Governance Committee does not aim to set total compensation, or any compensation element, at a specified level as compared to the companies in the E&P Peer Group.

Compensation Objectives

Our overall goal is to ensure that executive compensation policies are consistent with our strategic business objectives, are aligned with the interests of the unitholders and provide incentives for the attainment of these objectives. The compensation program includes three components:

•	base salary, which is intended to provide a stable annual salary at a level consistent with competitive market practice, individual performance and scope of responsibility;

•	variable short-term incentive bonuses, which link bonus incentives to our performance and the performance of the individual executive over the course of the year; and

•	equity-linked awards, which encourage actions to maximize long-term unitholder value.

The relative proportion of total compensation we pay or award for each individual component of compensation (base, short-term bonus or equity-linked awards) varies for each named executive officer based on the executive’s level in the organization. The level correlates with the executive’s ability to impact business results through the executive’s performance and leadership role. At higher levels of the organization, executive officers have a greater impact on achievement of the business strategy and overall business performance. Therefore, certain executive officers have a higher proportion of their total compensation delivered through variable short-term bonuses and equity-linked awards. Our philosophy is to make a greater proportion of an executive’s compensation comprised of performance-based variable short-term bonuses and equity-linked awards so that the executive is well-rewarded if we perform well over time. Our policy is to fix at the beginning of each year the target amount of variable short-term bonus and equity-linked awards that will be provided to the named executive officer during the year as a percentage of the named executive officer’s base salary. Base salary, benefits and severance arrangements are fixed and not directly linked to performance targets. See “— Components of Compensation.”

Components of Compensation

Base Salary

Our policy is to position base executive salaries at levels that are comparable to salaries provided to other executive officers in our market, with consideration to the scope of an individual’s responsibilities and performance.

In January 2013, the Compensation and Governance Committee determined to increase the annual base salaries of Messrs. Washburn, Pease, Jackson and Brown for 2013 after evaluating the Partnership’s and the executive officers’ performance during 2012 and considering the recommendations of Hay Group based on an updated market review that was commissioned by the Compensation and Governance Committee in the second half of 2012. The annual base salaries of our named executive officers for 2012 and 2013 are noted below:

		Annual Base Salary
Name	Position in 2013	2012	2013
Halbert S. Washburn	Chief Executive Officer	$550,000	$650,000
Mark L. Pease	President and Chief Operating Officer	400,000	475,000
James G. Jackson	Executive Vice President and Chief Financial Officer	360,000	400,000
Gregory C. Brown	Executive Vice President, General Counsel, and Chief Administrative Officer	360,000	400,000
David D. Baker	Senior Vice President	290,000	326,000

Short-Term Incentive Plan (STIP) — Annual Bonuses

We provide short-term incentive awards in the form of discretionary annual cash bonuses to eligible employees of BreitBurn Management, including the named executive officers. The STIP is usually paid during the first quarter of the year and is designed to focus employees on our operating and financial performance by linking their annual award payment to Partnership and individual performance for the prior year. The target bonus opportunities have been set at levels recommended by Hay Group, which were intended to place the named executive officers’ target cash compensation and target direct compensation within the 50th to 75th percentile of the E&P Peer Group, with opportunities for higher total compensation based on outstanding short- and long-term results. The following table sets forth each named executive officer’s target and maximum award opportunities (as a percentage of base salary) for 2012 and 2013:

	2012		2013
Name	Target Award	Maximum Award	Target Award		Maximum Award
Halbert S. Washburn	100%	200%	100%		200%
Mark L. Pease	75%	150%	90	%(1)	180%
James G. Jackson	75%	150%	80%		160%
Gregory C. Brown	75%	150%	80%		160%
David D. Baker	(2)		50	%(2)	100%

(1)	Mr. Pease was appointed President effective December 31, 2012.
(2)	Mr. Baker was not a named executive officer in 2012. His target award opportunity was 40% of his base salary through March 31, 2013 and, upon his promotion to Senior Vice President, was increased to 50% for the remainder of 2013.

In determining bonus payouts for 2013, the Compensation and Governance Committee evaluated the Partnership’s performance and considered the following factors: (1) we successfully completed the Oklahoma Panhandle acquisitions in July 2013 for approximately $875 million and the Permian Acquisition in December 2013 for approximately $302 million; (2) in February and November 2013, we sold a total of 33.93 million common units resulting in net proceeds of $618.2 million which we used to reduce borrowings under our credit facility; (3) in November 2013, we issued 7.875% Senior Notes Due 2022 in the aggregate principal amount of $400 million and used the net proceeds of approximately $393.3 million to reduce borrowings under our credit facility; (4) we increased our year-over-year production by 32%; (5) we increased distributions at an annualized rate of 4.8%, beginning with the distribution attributable to the fourth quarter of 2012 of $1.88 per common unit to the distribution attributable to the fourth quarter of 2013 of $1.97 per common unit; and (6) our total return per common unit for 2013 was 20.5%. The Compensation and Governance Committee’s evaluation of the named executive officers’ performance was based on both certain operating and financial performance criteria established by the Board at the beginning of the year and on a subjective assessment of the individual executive’s performance. The Compensation and Governance Committee reviewed the actual results of the Partnership during 2013 and compared those results to core strategic goals set at the beginning of the year. These goals included targets for generating distributable cash flow, growing distributions, maintaining a maximum debt leverage ratio, staying at or below an average level of bank debt, acquisition metrics and a measure of certain key operating goals of the Partnership. During 2013, the Partnership met or exceeded the core strategic goals dealing with the growth of distributions, maintaining a debt leverage ratio, staying at or below an average level of bank debt and exceeding acquisition metrics, but did not meet the goals related to the generation of distributable cash flow and with respect to operating performance. The core strategic operating goal is a combined measure resulting from a comparison of the following criteria to amounts budgeted for these items: oil and gas production, lease operating expenses, capital efficiency, general and administrative expense and safety. With respect to this operating goal, in 2013 the Partnership exceeded budgeted performance for general and administrative expenses and met its budgeted performance for capital efficiency and safety. Actual performance for oil and gas production and lease operating expenses were below targeted levels. The Compensation and Governance Committee also subjectively reviewed the performance of our General Partner’s executive officers during the year. Based on the Committee’s evaluation of the Partnership’s performance described above, the 2013 bonuses for Messrs. Washburn, Pease, Jackson and Brown were based on a level of 50% of their target bonus opportunities and for Mr. Baker was based on a level of 90% of his target bonus opportunity. It should be noted that only a portion of the STIP for the named executive officers is paid by the Partnership. The Partnership paid

75% of the calculated STIP amount to Messrs. Washburn, Pease, Jackson and Brown and 95% of the calculated STIP amount to Mr. Baker, because the executive officers also perform work for PCEC. PCEC is responsible for paying STIP bonuses attributable to work done on behalf of PCEC based upon the separate performance of PCEC. The bonus amounts awarded for 2013 are included in the “Summary Compensation Table” below.

Long-Term Incentive Plan

The Long-Term Incentive Plan provides financial incentives to the named executive officers through grants of unit and unit linked awards, including RPUs and CPUs. The Long-Term Incentive Plan is designed to focus its participants on our operating and financial performance by linking the payments under the awards to distributions to unitholders and other Partnership and individual results.

In connection with the changes to the Partnership’s executive compensation program in 2013, the Compensation and Governance Committee approved a revised form of our CPU award under the Long-Term Incentive Plan. In January 2013, certain of the senior executive officers of our General Partner received new grants of RPUs and CPUs. The grant amounts were established in accordance with the target long-term incentive values as a percentage of base salary that were recommended by Hay Group in January 2013 as follows: 600% of base salary for the Chief Executive Officer, 400% of base salary for the President and 350% of base salary for Executive Vice Presidents. The grant amount for long-term incentive awards of 175% of base salary for Senior Vice Presidents remained unchanged from 2007 when it was adopted. Certain senior executive officers received CPU grants because they are in the best position within our company to influence our operating results and, therefore, the amount of distributions we make to holders of our common units. As discussed below, payments under a portion of the CPUs are directly indexed to the amount of distributions we make to holders of our common units. The number of common units issued to each of these senior executive officers upon vesting of these CPUs is based upon the level of distributions to unitholders achieved during the term of the CPUs. The Compensation and Governance Committee approves grants of RPUs to our named executive officers on an annual basis and grants of CPUs to certain of our named executive officers that it expects to make annually beginning in 2013. The RPU grants are scheduled to vest on an annual basis over a three year period, while the CPU grants are scheduled to vest at the end of a three year period.

Restricted Phantom Units (RPUs)

RPUs are phantom equity awards that, to the extent vested, represent the right to receive actual common units upon specified payment events. RPUs generally vest in three equal, annual installments on each anniversary of the vesting commencement date of the award. In addition, RPUs are generally subject to accelerated vesting in full upon the earlier occurrence, during the grantee’s employment, of a “change in control” or upon the grantee’s termination due to death or “disability,” termination without “cause” or, for certain grantees, termination for “good reason” (as defined in the holder’s employment agreement, if applicable). Under the Long-Term Incentive Plan, a “change in control” is generally defined as the occurrence of any one of the following: (a) the acquisition by any person, other than an affiliate, of more than 50% of the combined voting power of the equity interests in BreitBurn Management, our General Partner or us; (b) the approval by our limited partners, in one or a series of transactions, of a plan of complete liquidation; (c) the sale or other disposition by either our General Partner or us of all or substantially all of our assets to any person other than an affiliate; (d) a transaction resulting in a person other than our General Partner becoming the general partner; or (e) any time at which our “continuing directors” cease to constitute a majority of the Board. If an RPU vests on an annual vesting date or in connection with a termination of employment, the grantee will receive payment of the underlying common units within sixty days after such vesting date. If an RPU vests in connection with a change in control, then the grantee will receive payment of the underlying common units upon the earlier to occur of the annual vesting date that would have applied absent the change in control or the grantee’s termination of employment. Amounts payable in the event of a termination of the grantee’s employment are subject to a delay of up to six months to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, each RPU is granted in tandem with a distribution equivalent right that will remain outstanding from the grant of the

RPU until the earlier to occur of its forfeiture or the payment of the underlying unit, and which entitles the grantee to receive payment of amounts equal to distributions paid to each holder of a common unit during such period. RPUs that do not vest for any reason are forfeited upon a grantee’s termination of employment. In January 2013, the Compensation and Governance Committee approved its annual grants of RPUs to our named executive officers. The grant amounts were established in accordance with the grant guidelines that were recommended by Hay Group in January 2013.

Deferred RPUs

In 2012, our named executive officers were offered the opportunity to defer a portion of their 2013 RPU grant. Mr. Washburn elected to defer 25% of his 2013 RPU grant. The terms of the award agreement for the deferred portion of his 2013 RPU grant provides for the same vesting as the non-deferred RPUs, but payment in common units is deferred until the earliest to occur of the following dates: December 28, 2025; the participant’s death and the participant’s Separation from Service (as defined in the Plan). In addition, each RPU is granted in tandem with a distribution equivalent right that will remain outstanding from the grant of the RPU until the earlier to occur of its forfeiture or the payment of the underlying unit, and which entitles the grantee to receive additional RPUs equal to distributions paid to each holder of a common unit during such period.

Convertible Phantom Units (CPUs)

In January 2013, we granted CPUs to certain named executive officers. CPUs are scheduled to fully vest on December 28, 2015 or, if earlier, vest on a pro rata basis in the event of the death or “disability” of the grantee or his termination without “cause” or for “good reason” (as each such term is defined in the applicable award or employment agreement). Unvested CPUs are forfeited in the event that the grantee ceases to remain in the service of BreitBurn Management. Under the agreements governing the CPUs ( the “CPU Agreements”), each CPU entitled its holder to receive (a) a number of our common units at the time of vesting equal to the number of “common unit equivalents” (“CUEs”) underlying the CPU at vesting, and (b) performance distribution equivalents (“PDRs”) on common units during the vesting period based on the number of CUEs underlying the CPU at the time of such distribution. Each PDR entitles the executive to additional CPUs with a value equal to the amount of distributions paid on each common unit to unitholders. The number of CUEs underlying each CPU at vesting will be determined by reference to common unit distribution levels during the applicable period, generally calculated based upon the annualized amount of distributions made per common unit for the quarter preceding the vesting date. Under the CPU Agreements, the number of CUEs per CPU can be reduced over the three-year life of the agreement to a minimum of zero or multiplied by a maximum of 4.768 times (the “multiplier”) based on the Partnership’s distribution levels.

The following table from the January 2013 CPU Agreement sets forth the number of CUEs per CPU based on assumed amounts of annualized distributions per common unit made by us in a given year.

Common Unit Target Distribution Level	Target Distribution Level $/Unit/Year	CPU Common Unit Equivalents
-5	$1.439 or below	0.000
-4	$1.515	0.316
-3	$1.595	0.422
-2	$1.679	0.563
-1	$1.767	0.750
0	$1.860	1.000
1	$1.953	1.250
2	$2.051	1.563
3	$2.153	1.953
4	$2.261	2.441
5	$2.374	3.052
6	$2.493	3.815
7	$2.617 or above	4.768

The distribution attributable to the fourth quarter of 2013 was equal to $1.97 per common unit, on an annualized basis. Therefore, the multiplier for the CPUs granted in January 2013 is currently “1.25.”

The number of common units into which CPUs were converted upon vesting is subject to a clawback provision intended to permit us to recoup excess distributions paid to the grantee during the term of the award. The clawback provision is applicable if the amount of distributions that would have been paid to the grantee during the term of the award (based on the number of common units issued at vesting) is less than the amount of distributions actually paid to the grantee during the term of the award (based on the number of CUEs used to determine the amount of distributions received during the term of the award). The clawback would be effected by deducting a number of common units issued upon vesting with a value equal to the excess distributions (based upon the value of the common unit on the Nasdaq Global Select Market, if applicable on the vesting date).

Employment Agreements

On December 30, 2010, BreitBurn Management, our General Partner and we entered into separate Amended and Restated Employment Agreements (“Employment Agreements”) with each of Messrs. Washburn, Pease, Jackson and Brown. These Employment Agreements supersede and replace the prior employment agreements between the executive officers and our General Partner, the initial terms of which (without regard to automatic extensions) ended on January 1, 2011. Each Employment Agreement is for a term that commenced on December 30, 2010 and expires on January 1, 2014, with automatic one-year renewal terms unless either the Employer (as defined in the Employment Agreements) or the executive officer gives written notice of termination 90 days prior to the end of the term. Each Employment Agreement provides for an annual salary which may be increased (but not decreased) at the discretion of the Employer.

Under the terms of the Employment Agreements, each of the executive officers is also entitled to participate in the STIP, the Long-Term Incentive Plan and other benefit plans and fringe benefits maintained or provided by the Employer. During their respective employment periods, the executive officers are entitled to prompt reimbursement for up to $1,000 per month for actual expenses associated with the lease or purchase of an automobile, in addition to the payment of maintenance and operation expenses for such automobile. The Employment Agreements provide that the Employer may terminate any of the executive officers with or without cause or in the case of an executive officer’s disability. Each executive officer may terminate his Employment Agreement with or without good reason.

“Cause” is generally defined as (a) the willful and continued failure of the executive officer to perform substantially his duties (other than due to physical or mental illness) after a written demand for substantial performance approved by a majority vote of the Board and a reasonable period for cure of not more than twenty business days, (b) the willful engaging by the executive officer in illegal conduct or gross misconduct, which is materially and demonstrably injurious to us or any of our affiliates, (c) any act of fraud, or material embezzlement or material theft in connection with the executive officer’s duties or in the course of the executive officer’s employment, or (d) the executive officer’s admission in any court, conviction, or plea of nolo contendere of a felony involving moral turpitude, fraud or material embezzlement, material theft or material misrepresentation against or affecting us or any of our affiliates. However, no act or failure to act by the executive officer shall be considered “willful” unless it is done, or omitted to be done, by the executive officer in bad faith or without reasonable belief that the executive officer’s action or omission was in our best interests or in the best interests of any of our affiliates.

“Good reason” is generally defined as (a) a material diminution in the executive officer’s base salary, (b) a material diminution in the executive officer’s authority, duties or responsibilities, (c) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive officer is required to report, (d) a material diminution in the budget over which the executive officer retains authority, (e) a material change in the geographic location at which the executive officer must perform services under the Employment Agreement, or (f) any other action or inaction that constitutes a material breach by the employer of the Employment Agreement.

An executive officer’s resignation, however, shall only constitute resignation for good reason if (1) the executive officer provides the Employer with written notice setting forth the specific facts or circumstances constituting good reason within thirty days after the initial existence of such facts or circumstances, (2) the Employer fails to cure such facts or circumstances within thirty days after receipt of such written notice, and (3) the date of the executive officer’s “separation from service” (as defined in the respective Employment Agreement) occurs no later than seventy-five days after the later of (i) the initial occurrence of the event constituting “good reason” or (ii) the date the executive officer learns or reasonably should have learned of such event.

If the Employer terminates an executive officer without cause (other than in the case of the executive officer’s death or disability), or the executive officer terminates his employment for good reason, in either case in a manner that constitutes a “separation from service” within the meaning of Section 409A of the Code, then the executive officer will be entitled to:

•

a lump-sum payment equal to the sum of the executive officer’s accrued but unpaid base salary, vacation pay and unreimbursed business expenses and other accrued but unpaid benefits (referred to as the “accrued obligations”); and

•	provided that the executive officer executes, delivers and does not revoke a general release and waiver of claims within 45 days of his termination:

(a)	provided that the executive officer’s termination occurs prior to the date on which he reaches age 70, a payment equal to 1.5 times (or, in the case of Mr. Washburn only, a payment equal to 2.0 times) the sum of his base salary, plus his “target bonus” (as defined in the respective Employment Agreement) as in effect immediately prior to the date of determination,

(b)	up to an eighteen month (or, in the case of Mr. Washburn only, up to a twenty-four month) continuation of certain medical, prescription and dental benefits for the executive and his eligible dependents (until he becomes eligible to receive benefits under another employer-provided group health plan),

(c)	any unpaid annual bonus in respect of any calendar year that ends on or before the date of termination,

(d)	to the extent not previously vested and converted into common units or forfeited, certain equity-based awards, including RPUs, held by the executive officer will vest and convert into common units as described under “— Long-Term Incentive Plan,” and

(e)	a pro-rated bonus equal to the product of (i) his “target bonus” and (ii) a fraction, the numerator of which is the number of days in the applicable year through the date of termination and the denominator of which is 365 (the “pro-rata bonus”).

In addition, if, during the period beginning 60 days prior to and ending two years immediately following a “change in control” (as defined in the Employment Agreements), either the Employer terminates the executive officer’s employment without cause, or the executive officer terminates his employment for good reason, in either case in a manner that constitutes a separation from service, then the executive officer will be entitled to the severance payments and benefits described above, except that the severance multiple described in clause (a) will be equal to 2.5 (instead of 1.5) (or, in the case of Mr. Washburn only, equal to 3.0 (instead of 2.0)). If a change in control occurs during the term of the Employment Agreement, certain equity-based awards, including RPUs, held by the executive officer, to the extent not previously vested and converted into common units, will vest in full upon such change in control and be converted into common units as described under “— Long-Term Incentive Plan.”

If an executive officer incurs a separation from service because the Employer terminates him for cause, or an executive officer terminates his employment for other than good reason, the Employer will pay him his accrued obligations, and any outstanding equity awards (including RPUs and CPUs held by the executive officer) will be treated in accordance with the terms of the governing plan and award agreement.

If the executive officer incurs a separation from service by reason of his death or disability, then he will be entitled to:

•	the accrued obligations; and

•	subject to the executive officer’s (or his estate’s) execution, delivery and non-revocation of a general release and waiver of claims within forty-five days of his separation from service,

(a)	up to an eighteen month (or, in the case of Mr. Washburn only, up to a twenty-four month) continuation of certain medical, prescription and dental benefits for the executive and his eligible dependents,

(b)	any unpaid annual bonus in respect of any calendar year that ends on or before the date of termination,

(c)	to the extent not previously vested and converted into common units or forfeited, certain equity-based awards, including RPUs, held by the executive officer will vest and convert into common units as described under “— Long-Term Incentive Plan,” and

(d)	his pro-rata bonus.

If the Employer does not renew the Employment Agreement of an executive officer, such non-renewal will be treated as a termination of the executive officer’s employment by the Employer without cause. In the event that an executive officer elects not to renew his Employment Agreement and incurs a separation from service as a result, he will be entitled to his accrued obligations and his outstanding equity awards, including, without limitation, the RPUs and the CPUs, shall be treated in accordance with the terms of the governing plan and award agreement. The executive officer’s election not to renew his Employment Agreement shall be deemed to constitute a termination by the executive officer without good reason.

The Employment Agreements also provide that to the extent that the board of directors of the Employer determines that any compensation or benefits payable under the agreements may not be compliant with or exempt from Section 409A of the Code, the board and the executive officer will cooperate and work together in good faith to timely amend the agreements to comply with such section or an exemption therefrom. Specifically as to Mr. Washburn, if the executive nonetheless becomes subject to the additional tax under Section 409A of the Code with respect to any payment under his Employment Agreement, the Employer will pay the executive officer an additional lump sum cash amount to put him in the same net after-tax position he would have been in had no such tax been paid.

Each Employment Agreement provides that, for two years after termination, each executive officer must comply with certain non-solicitation provisions.

Each Employment Agreement also provides that the Employer will indemnify the executive officers to the fullest extent permitted under law for certain claims made against them while in office and for at least six years after the date of termination and, in all events, until the expiration of the applicable statute of limitations with respect to acts or omissions which occurred prior to the executive officer’s cessation of employment with the Employer. Mr. Brown’s Employment Agreement, in addition to the foregoing, provides for the maintenance by the Employer of liability insurance coverage for attorneys’ errors and omissions on Mr. Brown’s behalf, with Mr. Brown as the named insured.

401(k) Plan

The BreitBurn Management Company 401(k) Plan is a defined contribution plan that also qualifies as a 401(k) plan under the Code. The contributions to the plan are made by us for each of the named executive officers on the same terms as applicable to all other employees. Under the 401(k) plan, we make a matching contribution to the plan equal to 50% of eligible participants’, including the named executive officers’, before-tax contributions and after-tax contributions — up to a maximum of 6% of the participant’s gross compensation, subject to Code limits on the maximum amount of pay that may be recognized. A participant annually vests in 20% of the employer match portion of his or her contribution to the 401(k) plan after the participant completes each of his or her first five years of service or, if earlier, the participant reaches age 65, becomes permanently and totally disabled or dies. If a participant’s service terminates before he or she is vested, the participant will forfeit the employer match and any earnings thereon.

Perquisites and Other Elements of Compensation

In 2013, we provided limited perquisites to the named executive officers consisting of (i) a car allowance or use of a company car, and (ii) a city, athletic or dining club membership. We provide a car allowance or use of a company car in recognition of the executive officers’ need to fulfill their job responsibilities. We believe that providing this benefit, as well as a city, athletic or dining club membership, are a relatively inexpensive way to enhance the competitiveness of the executive’s compensation package.

Tax and Accounting Considerations

As a general matter, the Compensation and Governance Committee takes into account the various tax and accounting implications of the compensation vehicles employed by our General Partner.

Section 409A

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, we endeavor to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the named executive officers, either without any deferred compensation component, so that they are either exempt from Section 409A, or in a manner that satisfies the requirements of Section 409A.

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of unit-based compensation are accounted for under ASC 718. The Compensation and Governance Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our unit-based awards with our overall executive compensation philosophy and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation and Governance Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Partnership’s proxy statement and, through incorporation by reference from this proxy statement, its Annual Report on Form 10-K for the year ended December 31, 2013.

The Compensation Committee:

David B. Kilpatrick, Chairman

Gregory J. Moroney

Charles S. Weiss

The foregoing Compensation Committee Report does not constitute soliciting materials and shall not be deemed filed or incorporated by reference into any other filing by the Partnership with the SEC, except to the extent specifically incorporated by reference.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation Tables

The following tables and related discussion describes compensation information for each of our named executive officers for services performed for us for the years ended December 31, 2011, 2012 and 2013.

All of our employees, including our General Partner’s executive officers, are employees of BreitBurn Management. We are responsible for all of the compensation paid by BreitBurn Management to the named executive officers, subject to PCEC’s payment obligations to BreitBurn Management under the ASA between the parties. For a further discussion regarding this allocation methodology, see “— Compensation Discussion and Analysis — Administrative Services from BreitBurn Management.”

Summary Compensation Table

The following table shows the compensation information for each of our named executive officers for services rendered in all capacities to us and our subsidiaries for the years ended December 31, 2011, 2012 and 2013.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)		All Other Compensation ($)(4)	Total ($)
Halbert S. Washburn	2013	$638,642	$243,750	$4,463,830	(5)	$707,280	$6,053,502
Chief Executive Officer	2012	550,000	618,750	2,694,259		917,892	4,780,901
	2011	425,000	541,875	2,496,300		983,317	4,446,492

Mark L. Pease	2013	466,346	160,313	2,174,702	(5)	354,695	3,156,056
President and Chief Operating Officer(5)	2012	400,000	337,500	1,118,519		444,927	2,300,946
	2011	360,000	344,250	1,243,933		500,154	2,448,337

James G. Jackson	2013	395,385	120,000	1,602,410	(5)	300,074	2,417,869
Chief Financial Officer	2012	360,000	303,750	1,080,062		419,553	2,163,365
	2011	340,000	325,125	1,202,026		478,746	2,345,897

Gregory C. Brown	2013	395,385	116,800	1,602,410	(5)	296,799	2,411,394
General Counsel	2012	360,000	303,750	1,080,062		421,766	2,165,578
	2011	340,000	325,125	1,202,026		464,561	2,331,712

David D. Baker(6)	2013	316,201	128,500	663,005		125,768	1,233,474
Senior Vice President

(1)	For each of the named executive officers, the dollar values shown in the “Salary” column include the base salary amounts paid to the named executive officer in the applicable year. We are responsible for all of the named executive officers’ salaries, subject to PCEC’s payment obligations to BreitBurn Management under the ASA between the parties.
(2)	For each of the named executive officers, the dollar values shown in the “Bonus” column include the discretionary cash bonuses paid for services rendered in the applicable year to us. With respect to 2011, 2012 and 2013, each of PCEC and the Partnership separately paid the named executive officers bonuses for services rendered in the applicable year (i.e., no allocation was required). For a further description of the STIP and individual awards, see “— Compensation Discussion and Analysis — Components of Compensation — Short-Term Incentive Plan (STIP) — Annual Bonuses.”
(3)

In accordance with ASC 718 the dollar values shown in the “Stock Awards” column represent the grant date fair value of RPU and CPU grants under the Long-Term Incentive Plan during 2013 for Messrs. Washburn, Pease, Jackson and Brown and the grant date fair value of RPU grants during 2013 for Mr. Baker. The grant date fair value of each RPU and CPU is based on the closing price of a common unit on the date of grant. For a further discussion of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, see “— Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive

Plan.” For additional information on the valuation assumptions for 2013, refer to Note 17 to the Partnership’s consolidated financial statements for the year ended December 31, 2013, included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013.
(4)	For 2013, the dollar amount shown for each of the named executive officers includes employer matching contributions to our 401(k) plan made by us of approximately $15,300 for each of our named executive officers. Such dollar amounts also include distributions paid by us with respect to outstanding RPUs and CPUs (in the case of CPUs, credited in the form of additional CPUs) held by certain of the named executive officers of $671,990 for Mr. Washburn, $314,151 for Mr. Pease, $257,162 for Mr. Jackson and $257,162 for Mr. Brown and $98,036 with respect to outstanding RPUs held by Mr. Baker. The perquisites and personal benefits for the named executive officers that are required to be disclosed pursuant to SEC regulations are:

Named Executive Officer	Year	Car Allowance or Company Car	Club Membership Dues	Paid Parking Fees
Halbert S. Washburn	2013	$12,000	$3,610	$4,380
Mark L. Pease	2013	9,640	11,404	4,200
James G. Jackson	2013	12,000	11,200	4,380
Gregory C. Brown	2013	11,917	8,040	4,380
David D. Baker	2013	8,232	—	4,200

(5)	The amounts shown include the grant date fair value of performance-based CPUs granted in January 2013, based on the probable outcome of the performance conditions to which such CPUs are subject, calculated in accordance with ASC Topic 718. These CPUs were subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis — Components of Compensation Long-Term Incentive Plan.” The grant date fair value of the performance-based CPUs granted in January 2013 based on the probable and maximum outcomes of performance are as follows:

Name	Grant Date Fair Value Based Upon Probable Outcome of Performance Conditions ($)	Grant Date Fair Value Based Upon Maximum Outcome of Performance Conditions ($)
Halbert S. Washburn	$2,231,915	$10,641,771
Mark L. Pease	1,087,351	5,184,490
James G. Jackson	801,205	3,820,145
Gregory C. Brown	801,205	3,820,145

(6)	Mr. Baker was not a named executive officer in 2011 or 2012, and therefore, his compensation for those years is not shown in this table.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of equity-linked plan-based awards made to our named executive officers by us for 2013:

Grants of Plan-Based Awards Table for the Year Ended December 31, 2013

Name	Grant Date	All Other Stock Awards: Number of Units (#)(1)	Grant Date Fair Market Value of Stock and Option Awards($)(2)(3)
Halbert S. Washburn	1/28/2013	212,766	$4,463,830
Mark L. Pease	1/28/2013	103,656	2,174,702
James G. Jackson	1/28/2013	76,378	1,602,410
Gregory C. Brown	1/28/2013	76,378	1,602,410
David D. Baker	1/28/2013	21,928	460,049
	4/23/2013	9,988	202,956

(1)	RPU awards granted to each of the named executive officers were approved by the Compensation and Governance Committee on January 28, 2013, and Mr. Baker’s additional grant in connection with his promotion to Senior Vice President was approved on April 23, 2013. These RPUs vest over three years in three equal installments on each December 28th following January 1, 2013 or vest in full earlier in the event of the death or “disability” of the grantee, his termination without “cause” or for “good reason” (in the case of “good reason,” only for those named executive officers with employment agreements) or a “change in control” (as each such term is defined in the applicable award agreement). Unvested RPUs otherwise are forfeited in the event that the grantee ceases to remain in the service of BreitBurn Management. Upon vesting, each RPU will be paid in the form of one common unit. A holder of an RPU is entitled to receive payments equal to the amount of distributions made by us with respect to each of our common units during the term of the award. The CPU awards granted to Messrs. Washburn, Pease, Jackson and Brown were approved on January 28, 2013. These CPUs vest fully on December 28, 2015 or vest on a pro rata basis in the event of the death or “disability” of the grantee or his termination without “cause” or for “good reason” (as each such term is defined in the applicable award or employment agreement). For a further description of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, please see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(2)	In accordance with ASC 718, the amounts shown represent the grant date fair value of the RPUs for each named executive officer and the grant date fair value of the CPUs for Messrs. Washburn, Pease, Jackson and Brown. The grant date fair value of each RPU and CPU is based on the closing price of a common unit on the date of grant. For a further discussion of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, see “— Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.” For additional information on the valuation assumptions, refer to Note 17 to the Partnership’s consolidated financial statements for the year ended December 31, 2013, included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013.
(3)	The amounts shown include the grant date fair value of performance-based CPUs granted in January 2013, based on the probable outcome of the performance conditions to which such CPUs are subject, calculated in accordance with ASC Topic 718. These CPUs were subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis — Components of Compensation Long-Term Incentive Plan.” The grant date fair value of the performance-based CPUs granted in January 2013 based on the probable and maximum outcomes of performance are as follows:

Name	Grant Date Fair Value Based Upon Probable Outcome of Performance Conditions ($)	Grant Date Fair Value Based Upon Maximum Outcome of Performance Conditions ($)
Halbert S. Washburn	$2,231,915	$10,641,771
Mark L. Pease	1,087,351	5,184,490
James G. Jackson	801,205	3,820,145
Gregory C. Brown	801,205	3,820,145

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2013 compensation, including salaries, bonuses and equity-linked awards is included in “— Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding our outstanding equity-linked awards held by each of our named executive officers at December 31, 2013:

Outstanding Equity Awards as of December 31, 2013

	Stock Awards
Name	Number of Units of Stock Equivalents That Have Not Vested		Market Value of Units of Stock Equivalents That Have Not Vested ($)(1)
Halbert S. Washburn	72,788	(2)(3)	$1,480,508
	47,594	(2)(4)	968,062
	117,575	(5)	2,391,476

Mark L. Pease	34,552	(2)(3)	702,788
	19,759	(2)(4)	401,898
	57,281	(5)	1,165,096

James G. Jackson	25,460	(2)(3)	517,856
	19,079	(2)(4)	388,067
	42,207	(5)	885,490

Gregory C. Brown	25,460	(2)(3)	517,856
	19,079	(2)(4)	388,067
	42,207	(5)	885,490

David D. Baker	21,278	(2)(3)	432,795
	7,607	(2)(4)	154,726

(1)	Represents a dollar amount equal to the product of the closing price of a common unit on December 31, 2013 ($20.34) multiplied by the number of RPUs and CPUs under the Long-Term Incentive Plan held by named executive officers that have not vested.
(2)

RPUs vest in three equal annual installments on each December 28th following the grant date, or vest in full earlier in the event of the death or “disability” of the grantee, his or her termination without “cause” or for “good reason” or a “change in control” (as each such term is defined in the applicable award agreement). Unvested RPUs otherwise are forfeited in the event that the grantee ceases to remain in the service of BreitBurn Management. Upon vesting, each RPU will be paid in the form of one common unit. A holder of a RPU is entitled to participate in the amount of distributions made by us with respect to each of our common units during the term of the award. For a further description of the Long-Term Incentive Plan and the RPUs granted thereunder, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”

(3)	Represents the number of RPUs granted to Messrs. H. Washburn, Pease, Jackson, Brown and Baker under the Long-Term Incentive Plan on January 28, 2013.
(4)	Represents the number of RPUs granted to Messrs. H. Washburn, Pease, Jackson, Brown and Baker under the Long-Term Incentive Plan on January 26, 2012.
(5)	Represents the number of CPUs granted to Messrs. H. Washburn, Pease, Jackson and Brown in 2013 and distributions reinvested in additional CPUs since the grant date through December 31, 2013. CPUs vest fully in three years on December 28, 2015 or vest on a pro rata basis in the event of the death or “disability” of the grantee or his termination without “cause” or for “good reason” (as each such term is defined in the applicable award or employment agreement).

Option Exercises and Stock Vested

The following table summarizes the vesting of RPUs and CPUs held by our named executive officers during 2013. No other unit-linked awards vested or were exercised during 2013.

2013 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Halbert S. Washburn	122,367	$2,481,603
Mark L. Pease	56,161	1,138,945
James G. Jackson	127,290	2,442,071
Gregory C. Brown	50,290	1,019,881
David D. Baker	24,830	503,552

(1)

Represents the vesting of RPUs granted to Messrs. Washburn, Pease, Jackson Brown and Baker under the Long-Term Incentive Plan on January 28, 2011, January 26, 2012 and January 28, 2013 which vest in three equal installments on each December 28th following the grant date, respectively. Also represents the vesting of CPUs granted to Mr. Jackson in December 2007 which vested on January 1, 2013. The number of common units shown in this column includes units that were withheld to satisfy tax obligations.

(2)	Amounts are calculated by multiplying the number of underlying units vested by the closing price of our common units on the date of vesting.

Nonqualified Deferred Compensation in 2013

Name (a)	Executive Contributions in Last Fiscal Year ($) (b)	Registrant Contributions in Last Fiscal Year ($) (c)		Aggregate Earnings (Losses) in Last Fiscal Year ($) (d)		Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last Fiscal Year-End ($) (f)
Halbert S. Washburn	—	$198,703	(1)	$588	(2)	—	$199,291	(3)

(1)	Amount shown in Column (c) represents the fair market value of 9,798 common units underlying RPUs that vested during the period from January 1, 2013 through December 31, 2013 (relating to deferred RPUs granted on January 28, 2013 plus additional RPUs credited as a result of distribution equivalent rights granted in tandem with such deferred RPU award (the “2013 Deferred RPUs”)). Fair market value was calculated based on the $20.28 closing price of our common units on the vesting date. The grant of such RPUs to Mr. Washburn on January 28, 2013 was reported as compensation for Mr. Washburn in the “Stock Awards” column of the Summary Compensation Table for 2013, based on the grant date fair value computed in accordance with ASC 718.
(2)	Amount shown in Column (d) represents the gain in value from December 28, 2013 (the vesting date) through December 31, 2013 of 9,798 common units underlying the 2013 Deferred RPUs.
(3)	Amount shown in Column (f) represents the year-end value of 9,798 common units underlying RPUs that were vested as of December 31, 2013. The aggregate balance shown is based on the $20.34 closing price of our common units on December 31, 2013.

For a detailed description of the deferred RPUs, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan — Deferred RPUs” above.

Potential Payments Upon Termination or Change in Control

The following tables present our reasonable estimate of the benefits payable to the named executive officers by us in the event of certain qualifying terminations of employment or upon a change in control or similar transaction, assuming that such termination or change in control or other transaction occurred on December 31, 2013. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a termination, change in control or other transaction, the named executive officers would receive the amounts reflected below.

Termination Without Cause or for Good Reason

The following table presents our reasonable estimate of the benefits payable to our named executive officers in the event of a termination without cause or for good reason.

Name	Salary and Bonus ($)		Employee Benefits ($)		Value of Unit Award Acceleration ($)(1)	Total Value ($)
Halbert S. Washburn	$3,250,000	(2)	$36,973	(3)	$3,244,931	$6,531,904
Mark L. Pease	1,781,250	(4)	27,730	(5)	1,492,663	3,301,643
James G. Jackson	1,400,000	(4)	27,730	(5)	1,191,801	2,619,531
Gregory C. Brown	1,400,000	(4)	19,233	(5)	1,191,801	2,611,034
David D. Baker	—		—		—	—

(1)	Represents the aggregate estimated value of unvested RPUs and unvested CPUs held by Messrs. Washburn, Pease, Jackson and Brown as of December 31, 2013 that would vest in connection with a termination without cause (other than in the case of death or disability) or for good reason, in either case in a manner that constitutes a “separation of service” within the meaning of Section 409A of the Code (each, a “Qualifying Termination”). The amount shown was calculated as the product of (a) the number of RPUs and the pro-rated number of CPUs held by the officer as of December 31, 2013, multiplied by (b) the closing price of our common units on December 31, 2013 ($20.34). Such estimated amount assumes that 1.00 CUE underlies each CPU. For a further description of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(2)	Represents the aggregate estimated cash amount of severance to be paid under the Employment Agreement for Mr. Washburn in the event of a Qualifying Termination, equal to two times the sum of his base salary plus his “target bonus” (as defined in the respective Employment Agreement) as in effect immediately prior to the date of determination, and his pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2013). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(3)	Represents the aggregate estimated cash amount to be paid under Mr. Washburn’s Employment Agreement in the event of a Qualifying Termination for continued medical, prescription and dental benefits for the executive officer and his eligible dependents for a period of twenty-four months after termination of employment. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(4)	Represents the aggregate estimated cash amount of severance to be paid under each of Messrs. Pease, Jackson and Brown’s Employment Agreements in the event of a Qualifying Termination, equal to the sum of one and one-half times the sum of his annual base salary, plus his “target bonus” (as defined in the respective Employment Agreement) as in effect immediately prior to the date of determination, and his pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2013). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(5)	Represents the aggregate estimated cash amount to be paid under each of Messrs. Pease, Jackson and Brown’s Employment Agreements in the event of a Qualifying Termination for continued medical,

prescription and dental benefits for the named executive officer and his eligible dependents for a period of eighteen months after termination of employment. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”

Termination Due to Death or Disability

The following table presents our reasonable estimate of the benefits payable to our named executive officers (or their estates) in the event of a termination due to death or disability.

Name	Salary and Bonus ($)		Employee Benefits ($)		Value of Unit Award Acceleration(3) ($)(1)	Total Value ($)
Halbert S. Washburn	$650,000	(2)	$36,973	(3)	$3,244,931	$3,931,904
Mark L. Pease	427,500	(2)	27,730	(3)	1,492,663	1,947,893
James G. Jackson	320,000	(2)	27,730	(3)	1,191,801	1,539,531
Gregory C. Brown	320,000	(2)	19,233	(3)	1,191,801	1,531,034
David D. Baker	—		—		587,521	587,521

(1)	Represents the aggregate estimated value of unvested RPUs held by each named executive officer and unvested CPUs held by Messrs. Washburn, Pease, Jackson and Brown as of December 31, 2013 that would vest in connection with a termination due to death or disability. The amount shown was calculated as the product of (a) the number of RPUs and the pro-rated number of CPUs, held by the officer as of December 31, 2013, multiplied by (b) the closing price of our common units on December 31, 2013 ($20.34). Such estimated amount assumes that 1.00 CUE underlies each CPU. For a further description of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(2)	Represents the aggregate estimated amount to be paid to the named executive officer under his Employment Agreement in connection with a termination due to death or disability, equal to the amount of the pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2013). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(3)	Represents the aggregate estimated cash amount to be paid to the executive officer under his Employment Agreement in connection with a termination due to death or disability for continued medical, prescription and dental benefits for the executive officer and his eligible dependents for a period of twenty-four months after termination of employment for Mr. Washburn and a period of eighteen months for Messrs. Pease, Jackson and Brown. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”

Change in Control

The following table presents our reasonable estimate of the amounts payable to our named executive officers in the event of a change in control and/or a qualifying termination of employment in connection with a change in control, as applicable.

Name	Salary and Bonus ($)		Employee Benefits ($)		Value of Unit Award Acceleration ($)(1)	Total Value ($)
Halbert S. Washburn	$4,550,000	(2)	$36,973	(3)	$3,244,931	$7,831,904
Mark L. Pease	2,683,750	(4)	27,730	(5)	1,492,663	4,204,143
James G. Jackson	2,120,000	(4)	27,730	(5)	1,191,801	3,339,531
Gregory C. Brown	2,120,000	(4)	19,233	(5)	1,191,801	3,331,034
David D. Baker	—		—		587,521	587,521

(1)	Represents the aggregate estimated value of (i) unvested RPUs held by each named executive officer as of December 31, 2013 that would vest in connection with a “change in control”; and (ii) unvested CPUs held by Messrs. Washburn, Pease, Jackson and Brown that would vest in connection with a “change in control” as of December 31, 2013. The amount shown was calculated as the product of (a) the number of RPUs and the number of CPUs, held by the officer as of December 31, 2013, multiplied by (b) the closing price of our common units on December 31, 2013 ($20.34). Such estimated amount assumes that 1.00 CUE underlies each CPU. For a further description of the Long-Term Incentive Plan and the RPUs and CPUs granted thereunder, see “Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.”
(2)	Represents the aggregate estimated cash amount of severance to be paid under the Employment Agreements for Mr. Washburn in the event of a Qualifying Termination during the period beginning 60 days prior to and ending two years immediately following a “change in control” (as defined in the Employment Agreements), equal to three times the sum of his base salary plus his “target bonus” as in effect immediately prior to the date of determination, and his pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2013). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(3)	Represents the aggregate estimated cash amount to be paid under Mr. Washburn’s Employment Agreement in the event of a Qualifying Termination in connection with a “change in control” for continued medical, prescription and dental benefits for the executive officer and his eligible dependents for a period of twenty-four months after termination of employment. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(4)	Represents the aggregate estimated cash amount of severance to be paid under each of Messrs. Pease, Jackson and Brown’s Employment Agreements in the event of a Qualifying Termination during the period beginning 60 days prior to and ending two years immediately following a “change in control” (as defined in the Employment Agreements), equal to the sum of two and one-half times the sum of his annual base salary, plus his “target bonus” as in effect immediately prior to the date of determination, and his pro-rata bonus (which, for purposes of the amount shown in the “Salary and Bonus” column, would equal the full amount of his “target bonus” for 2013). For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”
(5)	Represents the aggregate estimated cash amount to be paid under each of Messrs. Pease, Jackson and Brown’s Employment Agreements in the event of a Qualifying Termination in connection with a “change in control” for continued medical, prescription and dental benefits for the named executive officer and his eligible dependents for a period of eighteen months after termination of employment. For a further description of the Employment Agreements, see “Compensation Discussion and Analysis — Components of Compensation — Employment Agreements.”

Director Compensation

Officers of our General Partner or its affiliates who also serve as directors do not receive additional compensation for their service as a director of our General Partner. For 2013, each director who is not an officer of our General Partner or its affiliates received:

•	a $40,000 cash annual retainer, except for the independent Chairman of the Board who received $90,000 in cash as an annual retainer;

•	$1,500 for each meeting of the Board attended in person;

•	$1,000 for each committee meeting attended in person;

•	$500 for each telephonic meeting of a committee or the Board attended;

•	for members of the Compensation and Governance Committee, $7,500 in cash annually, except for the Committee chair who received $15,000 in cash annually;

•	for members of the Audit Committee, $7,500 in cash annually, except for the Committee chair who received $20,000 in cash annually; and

•	an annual grant of $175,000 of RPUs with three-year vesting, which will be settled in common units.

In addition, each director, who is not an officer, is reimbursed for his out-of-pocket expenses in connection with attending meetings of the Board or committees. We indemnify each director for actions associated with being a director to the fullest extent permitted under Delaware law.

On November 30, 2012, BreitBurn Management, our General Partner and we entered into a retirement agreement with Mr. Breitenbach, which terminates and supersedes his pre-existing employment agreement described above. Pursuant to the retirement agreement, Mr. Breitenbach retired as President of our General Partner, effective December 31, 2012, but continues to be employed by BreitBurn Management relating to his PCEH service. Mr. Breitenbach was appointed Vice Chairman of the Board of our General Partner effective December 31, 2012. Subject to his execution and non-revocation of a general release of claims, Mr. Breitenbach has received or is entitled to receive the following retirement benefits: (i) a lump sum cash retirement payment of $1,450,000, which was paid on December 31, 2012, (ii) an equity-based award with a value equal to $2.55 million granted on January 28, 2013, consisting of 69,558 RPUs and 69,558 CPUs, (iii) an office and secretarial support at our sole expense as long as he continues to serve as a member of the Board, and (iv) as long as he continues to serve as a member of the Board and for a period of 18 months following the date on which he ceases to be a director, continued medical, prescription and dental benefits on the same basis and at the same cost as if he had continued to be an officer of the Partnership.

On November 30, 2012, Mr. Breitenbach’s 2011 and 2012 RPU award agreements were amended to provide that following December 31, 2012, the awards will vest based on his continued service as a director and will vest in full in the event of a termination of his service as a director without “cause” or in the event of his death, “disability” or a “change in control” (each as defined in the award agreement). In addition, on November 30, 2012, Mr. Breitenbach’s CPU Agreement was amended to provide that the CPUs would vest and be settled on December 28, 2012 instead of January 2013. On December 28, 2012, Mr. Breitenbach’s CPUs vested at a conversion rate of one CPU for one common unit, as described above under the section entitled “— Long-Term Incentive Plan.”

The following table shows the compensation information for each of the directors, who is not an officer, of our General Partner for 2013.

	2013 Director Compensation
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
John R. Butler, Jr.	$97,500	$198,786	$31,807	$328,093
Randall H. Breitenbach(5)	—	2,549,996	537,198	3,087,194
David B. Kilpatrick	78,000	198,786	31,807	308,593
Gregory J. Moroney	71,500	198,786	31,807	302,093
Charles S. Weiss	84,000	198,786	31,807	314,593

(1)	Mr. Washburn is not included in this table, because he is an officer and receives no compensation in his capacity as a director. The compensation received by Mr. Washburn as the Chief Executive Officer is shown in the Summary Compensation Table above. Mr. Breitenbach is not included in this table because he received no compensation in his capacity as a director in 2013.
(2)

In accordance with ASC 718, represents the grant date fair value of RPU awards granted to each director in 2013, and, with respect to Mr. Breitenbach, CPU awards granted in 2013. RPUs vest in three equal annual installments, or vest in full earlier in the event of the death or “disability” of the grantee, or a “change in control” (as each such term is defined in the applicable award agreement). Unvested RPUs otherwise are forfeited in the event that the grantee ceases to remain in the service of our General Partner. Upon vesting, each RPU will be paid in the form of one common unit. A holder of a RPU is entitled to participate in the amount of distributions made by us with respect to each of our common units during the term of the award. For a further discussion of the Long-Term Incentive Plan, see “— Compensation Discussion and Analysis — Components of Compensation — Long-Term Incentive Plan.” The grant date fair value of each RPU is based on the closing price of a common unit on the date of grant. For additional information on the valuation assumptions, refer to Note 17 to the Partnership’s consolidated financial statements for the year ended December 31, 2013, included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013.

Amounts shown with respect to performance-based CPUs granted to Mr. Breitenbach in January 2013 are calculated in accordance with ASC 718 based on the probable outcome of the performance conditions to which such CPUs are subject. These CPUs were subject to achievement of the performance conditions as described in the heading above entitled “Compensation Discussion and Analysis — Components of Compensation Long-Term Incentive Plan.” The grant date fair value of the performance-based CPUs granted in January 2013 based on the probable outcome of performance is $1,459,327 and based on the maximum outcome of performance is $6,958,070.

(3)	The aggregate number of RPUs outstanding for each non-officer director other than Mr. Breitenbach, and with respect to Mr. Breitenbach, the aggregate number of RPUs and CPUs outstanding at December 31, 2013 is set forth in the table below. The directors did not have any outstanding options or other awards at December 31, 2013.

Name	Aggregate Stock Awards Outstanding
John R. Butler, Jr.	16,631
Randall H. Breitenbach	139,116
David B. Kilpatrick	16,631
Gregory J. Moroney	16,631
Charles S. Weiss	16,631

(4)	Represents distributions paid to directors during 2013 on unvested RPUs granted on February 3, 2011, January 26, 2012 and January 28, 2013. With respect to Mr. Breitenbach, includes $465,861 in distributions paid during 2013 on unvested RPUs and CPUs (in the case of CPUs, credited in the form of additional CPUs), $16,672 in company-paid premiums for continued health insurance coverage during 2013, $5,400 for parking for 2013 and $49,265 for office services provided during 2013.
(5)	Mr. Breitenbach did not receive any cash fees or equity awards for his services as a director, other than the January 2013 grants related to his retirement agreement.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO RISK MANAGEMENT

The Compensation and Governance Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has met with management to review whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on the Partnership. As part of its review and assessment in 2013, the Compensation and Governance Committee considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short-term cash incentives and long-term equity incentives.

•

Under our STIP, we measure the Partnership’s operating and financial goals and performance by tracking a number of performance measures, including oil and gas production, lease operating expenses, capital efficiency, general and administrative expense and safety goals.

•

Qualitative factors beyond quantitative financial metrics are a key consideration in determining bonus awards and the Compensation and Governance Committee retains discretion in determining bonus amounts awarded under the STIP.

•	Maximum bonus payouts are established under our STIP which sets a ceiling, at the Compensation and Governance Committee’s discretion, for cash bonus payments to all of our employees.

•	Our awards under the Long-Term Incentive Plan are also set according to award targets and the Compensation and Governance Committee’s discretion in determining the size of the grants.

•	We provide a balanced mix of equity awards for executive officers and other management using grants of unit and unit linked awards in the form of RPUs and CPUs.

Based on this assessment, we believe that our compensation policies and programs do not present any risk that is reasonably likely to have a material adverse effect on the Partnership.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013 about the common units of the Partnership that may be issued upon the exercise of options, warrants and rights under all of the Partnership’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	—		—		—
Equity compensation plans not approved by security holders
Long-Term Incentive Plan	1,330,197	(1)	N/A	(2)	4,376,529	(3)

Total	1,330,197		N/A		4,376,529

(1)	Represents the number of common units issued under the Long-Term Incentive Plan. At the time the Long-Term Incentive Plan was adopted for the Partnership, security holder approval was not then required for the plan under the rules of the NASDAQ Stock Market LLC.
(2)	Awards under the Long-Term Incentive Plan vest without payment by recipients.
(3)	The Long-Term Incentive Plan provides that the Board or a committee of the Board may award restricted units, performance units or other unit-based awards and unit awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common units as of April 25, 2014, held by (1) beneficial owners of 5% or more of our common units (of which there are none); (2) directors of our General Partner; (3) each executive officer listed in this proxy statement; and (4) all current directors and executive officers of our General Partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 25, 2014. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise included, for purposes of the table below, the principal business address for each such person is c/o BreitBurn Energy Partners L.P., 515 South Flower Street, Suite 4800, Los Angeles, CA 90071.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Halbert S. Washburn(1)(2)	1,163,543		(3)
Mark L. Pease	312,065		(3)
James G. Jackson	271,140		(3)
Gregory C. Brown	283,447		(3)
David D. Baker	79,730		(3)
Randall H. Breitenbach(1)(2)	1,071,465		(3)
John R. Butler, Jr.	68,721		(3)
David B. Kilpatrick	52,882		(3)
Gregory J. Moroney	38,478		(3)
Charles S. Weiss	45,401		(3)
The Strand Energy Company(1)	690,751		(3)
All directors and executive officers as a group (13 persons)	2,864,612	2.39%

(1)	Messrs. Washburn and Breitenbach collectively own 74% of the outstanding shares and hold 100% of the voting rights of The Strand Energy Company (formerly named BreitBurn Energy Corporation). In October 2009, BreitBurn Energy Corporation pledged the 690,751 common units owned by BreitBurn Energy Corporation pursuant to a loan agreement with Wells Fargo Securities, with a credit limit of $1.5 million.
(2)	Includes common units beneficially owned by The Strand Energy Company.
(3)	Less than 1%.

HOUSEHOLDING NOTICE

We are sending only one copy of our proxy statement and 2013 Annual Report to unitholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement and 2013 Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you or remove you from our householding list, as applicable, if you submit your request to our Investor Relations Department in writing at 515 South Flower Street, Suite 4800, Los Angeles, California 90071 or by telephone at (213) 225-5900. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

PROPOSALS FOR THE NEXT ANNUAL MEETING

If our annual meeting of limited partners for the year ended December 31, 2014 is held within 30 days before or 70 days after June 19, 2015, in order to nominate a person for election to the Board, notice must be received in writing by our Investor Relations Department at our principal executive offices at 515 South Flower Street, Suite 4800, Los Angeles, California 90071, no later than the close of business on March 20, 2015 and no earlier than February 19, 2015. If our 2015 meeting of limited partners is held more than 30 days before or 70 days after June 19, 2015, unitholder nominations to the Board must be received in writing by our Investor Relations Department at the address listed above not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by the Partnership or our General Partner. All such unitholder nominations must also be otherwise eligible for inclusion under the terms set forth in the Partnership Agreement. For additional information, please see the section entitled “Corporate Governance — Nomination of Director Candidates by Unitholders.”

Any matter to be voted on at an annual meeting of limited partners that is not related to the nomination of persons for election to the Board can only be proposed by our General Partner. A special meeting of our limited partners may only be called by our General Partner or by limited partners owning 20% or more of the Outstanding Units (as defined in the Partnership Agreement) of the class or classes for which a meeting is proposed.

2013 ANNUAL REPORT

A copy of our 2013 Annual Report, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to our Investor Relations Department at 515 South Flower Street, Suite 4800, Los Angeles, California 90071.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, the Proxy Statement and the 2013 Annual Report to Unitholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2013, are available at www.proxyvote.com.

M74633-P52576

BREITBURN ENERGY PARTNERS L.P.

Annual Meeting of Limited Partners

June 19, 2014 10:00 AM

This proxy is solicited by the Board of Directors of BreitBurn GP, LLC, as general partner of BreitBurn Energy Partners L.P.

The unitholder(s) hereby appoint(s) Halbert S. Washburn and Gregory C. Brown, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the common units of BREITBURN ENERGY PARTNERS L.P. that the unitholder(s) is/are entitled to vote at the Annual Meeting of Limited Partners to be held at 10:00 AM, PDT, on June 19, 2014, in the Westin Bonaventure Hotel, Hollywood Room, 404 South Figueroa Street, Los Angeles, California 90071, and any adjournment or postponement thereof (the “Annual Meeting”) and otherwise to represent the unitholder(s) at the Annual Meeting with discretionary authority as to any and all other business that may properly come before the Annual Meeting and with all powers possessed by the unitholder(s) as if personally present at the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as indicated on the reverse side.

Continued and to be signed on reverse side

BREITBURN ENERGY PARTNERS L.P. 515 SOUTH FLOWER STREET SUITE 4800 LOS ANGELES, CA 90071

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our partnership in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M74632-P52576                          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BREITBURN ENERGY PARTNERS L.P.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposal No. 1 (Election of Class III Directors) The Board of Directors recommends you vote FOR the nominees listed below:
		☐	☐	☐
1.	Election of Class III Directors

01) Randall H. Breitenbach
02) David B. Kilpatrick

Proposal No. 2 (Say-on-Pay Proposal)
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2.	Advisory (non-binding) proposal to approve the compensation of the named executive officers of BreitBurn GP, LLC.						☐	☐	☐

Proposal No. 3 (Ratification of the Appointment of the Independent Registered Public Accounting Firm) The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
3.	Ratification of the appointment of PricewaterhouseCoopers, LLP as the Independent registered public accounting firm for the fiscal year ending December 31, 2014.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date